UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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SPIRIT AEROSYSTEMS HOLDINGS, INC.

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March 22, 2011

Dear Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of SPIRIT AEROSYSTEMS HOLDINGS, INC. (the “Company”), which will be held on Tuesday, May 3, 2011, at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190, at 11:00 A.M. Eastern Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

Your Board of Directors recommends a vote for the (1) election of the nominees for directors, (2) approval of an amendment to the Company’s Amended and Restated Long-Term Incentive Plan, (3) approval on an advisory (non-binding) basis of the compensation of the Company’s Named Executive Officers, as described in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”), (4) approval on an advisory (non-binding) basis of the option of once every three years as the frequency with which stockholders are provided an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, and (5) ratification of the selection of the Company’s independent registered public accounting firm. You will have an opportunity to submit questions or comments on matters of interest to stockholders generally.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, I urge you to complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy card.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our stockholders as possible.

Sincerely,

Jeffrey L. Turner
President and Chief Executive Officer

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones and other wireless mobile devices have built-in digital cameras, and while these devices may be brought into the venue, the camera function may not be used at any time.

SPIRIT AEROSYSTEMS HOLDINGS, INC.
3801 South Oliver
Wichita, Kansas 67210

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME	Tuesday, May 3, 2011, 11:00 A.M. Eastern Time. Registration will begin at 9:00 A.M. The Annual Meeting will begin at 11:00 A.M.

PLACE	Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190.

AGENDA	1. Elect the ten members of the Board of Directors of the Company to serve until the 2011 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

2.    Approve an amendment to the Spirit AeroSystems Holdings, Inc. Amended and Restated Long-Term Incentive Plan to increase the number of shares of common stock available for grant under the plan by 3,000,000 shares (which will be fully offset by a corresponding 3,000,000 share reduction in the number of shares available for grant under the Spirit AeroSystems Holdings, Inc. Amended and Restated Executive Incentive Plan).

3.    Approve on an advisory (non-binding) basis the compensation of the Company’s Named Executive Officers as disclosed in the enclosed Proxy Statement in accordance with the rules of Securities and Exchange Commission (the “SEC”) (the “Say-On-Pay proposal”).

4.    Approve on an advisory (non-binding) basis the frequency of an advisory vote on the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules (the “Say-When-On-Pay proposal”).

5. Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

6. Transact any other business properly brought before the meeting.

RECORD DATE	You can vote if you were a stockholder at the close of business on March 11, 2011.

MEETING ADMISSION	Registered Stockholders. An admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

Beneficial Stockholders. Stockholders whose stock is held by a broker or bank (often referred to as “holding in street name”) should come to the beneficial stockholders table. In order to be admitted, beneficial stockholders must bring account statements or letters from their brokers or banks showing that they owned the Company’s stock as of March 11, 2011. In order to vote at the meeting, beneficial stockholders must bring legal proxies, which they can obtain only from their brokers or banks. In all cases, stockholders must bring photo identification to the meeting for admission.

VOTING BY PROXY	Registered Stockholders. Please vote by mail by completing, signing, dating and promptly mailing the proxy card in the enclosed addressed envelope for which no postage is required if mailed in the United States. Any proxy may be revoked at any time prior to its exercise at the meeting.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

The enclosed Proxy Statement is issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of Spirit AeroSystems Holdings, Inc., for use at the Company’s 2011 Annual Meeting of Stockholders. The Proxy Statement not only describes the items that stockholders are being asked to consider and vote on at the Company’s 2011 Annual Meeting, but also provides you with important information about our company. Financial and other important information concerning our company is also contained in our 2010 Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Pursuant to rules promulgated by the SEC, we have elected to provide access to our proxy materials by sending you this full set of proxy materials, including a proxy card, and notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our 2010 Annual Report are available at http://bnymellon.mobular.net/bnymellon/spr. We began distributing this Proxy Statement, a form of proxy and the 2010 Annual Report on or about March 22, 2011.

By order of the Board of Directors.

Sincerely,

Michelle A. Russell
Senior Vice President, General Counsel and Secretary
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
March 22, 2011

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. Promptly voting your shares by completing, signing, dating, and returning the enclosed proxy card will save the Company the expense and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for Spirit AeroSystems Holdings, Inc.’s
2011 Annual Meeting of Stockholders to be Held on May 3, 2011

This Proxy Statement and our 2010 Annual Report are available at
http://bnymellon.mobular.net/bnymellon/spr. In accordance with SEC rules, this website does not use “cookies”, track the identity of anyone accessing the website to view the proxy materials or gather any personal information.

PROXY STATEMENT

SPIRIT AEROSYSTEMS HOLDINGS, INC.
3801 South Oliver
Wichita, Kansas 67210

PROXY STATEMENT FOR 2011 ANNUAL MEETING OF STOCKHOLDERS

General Information Regarding the Annual Meeting

This Proxy Statement, which was first mailed to stockholders on or about March 22, 2011 (the “Mailing Date”), is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of SPIRIT AEROSYSTEMS HOLDINGS, INC. (the “Company”), to be voted at the Company’s 2011 Annual Meeting of Stockholders, which will be held at 11:00 A.M. Eastern Time on Tuesday, May 3, 2011, at the Hyatt Regency Reston, located at 1800 Presidents Street, Reston, VA 20190, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Any stockholder signing and returning the enclosed proxy has the power to revoke it by (1) giving written notice of revocation of such proxy to the Company’s Corporate Secretary at the address set forth above, (2) completing, signing and submitting a new proxy card relating to the same shares and bearing a later date, or (3) attending the Annual Meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy. The shares represented by the enclosed proxy will be voted as specified therein if said proxy is properly signed and received by the Company prior to the time of the Annual Meeting and is not properly revoked. The expense of this proxy solicitation will be borne by the Company. The Company’s principal executive offices are located at 3801 South Oliver, Wichita, KS 67210.

The Board has fixed the close of business on March 11, 2011 as the record date (the “Record Date”) for determining the holders of common stock entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were 105,967,580 shares of Class A Common stock outstanding, held of record by 249 stockholders. Each outstanding share of Class A Common stock is entitled to one vote. On the Record Date, there were 33,406,579 shares of Class B Common stock outstanding, held of record by 146 stockholders, excluding shares issued to certain employees and directors of the Company which remained subject to certain vesting requirements, as of the Record Date, and during the pendency of such requirements, may not be voted. Each outstanding share of Class B Common stock is entitled to ten votes. Each outstanding share of Class B Common stock is convertible, at any time after vesting, at the option of the holder, into one share of Class A Common stock.

Vote Required for Approval

The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast at the Annual Meeting is necessary to constitute a quorum for the transaction of business. The Company will count abstentions and “broker non-votes” only for the purpose of determining the presence or absence of a quorum. “Broker non-votes” occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter.

Under the rules of the New York Stock Exchange (“NYSE”), brokers may exercise discretion to vote shares as to which instructions are not given only with respect to certain “routine” matters. Under the NYSE rules, Proposal 5 (ratification of the selection of our independent registered public accounting firm) is considered to be a routine matter. As a result, a stockholder’s broker is permitted to vote the stockholder’s shares on Proposal 5 at its discretion without instructions from the stockholder.

Proposal 1 (election of the ten members of the Board), Proposal 2 (approval of an amendment to the Spirit AeroSystems Holdings, Inc. Amended and Restated Long-Term Incentive Plan), Proposal 3 (the Say-On-Pay proposal) and Proposal 4 (the Say-When-On-Pay proposal) are not considered to be routine matters.

Accordingly, brokerage firms are not permitted to vote shares for which they have not received voting instructions on these proposals.

With respect to Proposal 1 (election of the ten members of the Board), a plurality of the votes cast in person or by proxy at the Annual Meeting, and entitled to vote on the matter, is necessary for election of each member. As a result, the ten nominees receiving the greatest number of votes will be elected. With respect to Proposal 1, a stockholder may vote “FOR” all nominees, “WITHHOLD” its vote as to all nominees, or vote “FOR” all nominees except those specific nominees from whom the stockholder “WITHHOLDS” its vote. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. The Company’s stockholders do not have cumulative voting rights. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) will have no impact on the election of the members of the Board.

Proposal 2 (approval of an amendment to the Spirit AeroSystems Holdings, Inc. Amended and Restated Long-Term Incentive Plan) and Proposal 5 (ratification of the selection of our independent registered public accounting firm), will be approved if stockholders entitled to cast a majority of the votes which all stockholders present, in person or by proxy, are entitled to vote on the matter, vote “FOR” such proposal. With respect to Proposals 2 and 5, a stockholder may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and “broker non-votes” will not be counted as votes “FOR” or “AGAINST” Proposals 2 and 5. However, because abstentions and “broker non-votes” will be counted as present at the Annual Meeting, they will have the effect of votes “AGAINST” Proposals 2 and 5.

Proposal 3 (the Say-On-Pay proposal) represents an advisory vote and the results will not be binding on the Board or the Company. A vote “FOR” Proposal 3 by stockholders entitled to cast a majority of the votes which all stockholders present, in person or by proxy, are entitled to vote on the matter, will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. With respect to Proposal 3, a stockholder may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and “broker non-votes” will not be counted as votes “FOR” or “AGAINST” Proposal 3. However, because abstentions and “broker non-votes” will be counted as present at the Annual Meeting, they will have the effect of votes “AGAINST” Proposal 3.

Proposal 4 (the Say-When-On-Pay proposal) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting, and entitled to vote on the matter, will constitute the stockholders’ non-binding approval with respect to the frequency of submission to stockholders of “Say-On-Pay” proposals. The Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation. With respect to Proposal 4, a stockholder may vote “FOR Every Year”, “FOR Every 2 Years”, “FOR Every 3 Years”, or “ABSTAIN”. Please select one choice only. Any shares not voted (whether by abstention, “broker non-vote” or otherwise) will have no impact on the outcome of the vote.

Votes submitted by mail will be voted by the individuals named on the card (or the individual properly authorized) in the manner indicated. If a stockholder does not specify how shares should be voted, they will be voted in accordance with the Board’s recommendations. Stockholders who hold shares in more than one account must vote each proxy and/or voting instruction card received to ensure that all shares owned are voted.

Votes cast by proxy or in person at the Annual Meeting will be received and tabulated by BNY Mellon Shareowner Services, the Company’s transfer agent and the inspector of elections for the Annual Meeting.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the Proxy Statement may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of the Proxy

Statement to any stockholder who contacts the Company’s Investor Relations Department by writing to Spirit AeroSystems, Investor Relations, P.O. Box 780008, Wichita, KS, 67278-0008, or by calling (316) 523-7040 or by sending an email request to investorrelations@spiritaero.com. If a stockholder is receiving multiple copies of the Proxy Statement at the stockholder’s household and would like to receive a single copy of the Proxy Statement for a stockholder’s household in the future, the stockholder should contact his or her broker, other nominee record holder, or the Company’s Investor Relations Department to request mailing of a single copy of the Proxy Statement.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board currently consists of ten directors and will consist of ten directors following the Annual Meeting. The Company’s Corporate Governance and Nominating Committee has nominated each of the ten persons listed below for election as directors. If elected at the Annual Meeting, each of the ten nominees will hold office until the next Annual Meeting of Stockholders, and until their successors are elected and qualified. Except for Mr. Tawfiq Popatia, who was appointed to the Board on October 25, 2010, all of the nominees have served as directors of the Company since the last Annual Meeting of Stockholders.

Each nominee for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, it is the intention of the proxy holders to vote such proxy for such other person or persons as designated by the present Board to fill such vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below. A director must receive a plurality of the votes cast in person or by proxy at the Annual Meeting, entitled to vote on the matter, and voted in favor thereof in order to be elected. As a result, the ten nominees receiving the greatest number of votes will be elected.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Information Regarding Nominees for Election as Directors

The following sets forth certain information with respect to the ten nominees for election as directors of the Company at the Annual Meeting, based on information furnished to the Company by each director, and highlights the specific experience, qualifications, attributes and skills of the individual Board members that have led the Corporate Governance and Nominating Committee to conclude that each should continue to serve on the Board:

Charles L. Chadwell, 70. Mr. Chadwell became a director of the Company on April 22, 2008. Until his retirement in 2002, Mr. Chadwell served as Vice President and General Manager of Commercial Engine Operations for General Electric Aircraft Engines. Prior to that, he held a variety of general management and senior management positions at General Electric Aircraft Engines. Mr. Chadwell currently serves on the Board of Directors of BE Aerospace, Inc.

Qualifications, Experience, Key Attributes and Skills: Mr. Chadwell has significant experience in supply base and manufacturing operations within the commercial aviation industry, gained from his extensive experience with The General Electric Company and his senior management positions at General Electric Aircraft Engines. Mr. Chadwell also brings to the Board experience as a public company director.

Ivor (Ike) Evans, 68. Mr. Evans became a director of the Company on November 15, 2006. Mr. Evans has been an Operating Partner at Thayer Hidden Creek since April 2005. Mr. Evans served as Vice Chairman of Union Pacific Corporation and Union Pacific Railroad from January 2004 through February 2005. From 1998 to February 2005 he was President and Chief Operating Officer of Union Pacific Railroad. Prior to joining Union Pacific in 1998, Mr. Evans held senior management positions at Emerson Electric and Armtek Corporation. Mr. Evans currently serves on the Board of Directors of Meritor, Inc., Cooper Industries plc,

Textron Inc. and Roadrunner Transportation Systems, Inc. From June 2005 to December 2007, Mr. Evans served on the Board of Directors of Suntron Corp.

Qualifications, Experience, Key Attributes and Skills: Mr. Evans provides the Board with a broad level of business experience and knowledge of the commercial aviation and transportation industries, mergers and acquisitions, and finance and capital markets. Mr. Evans also brings to the Board significant public company board experience, including current service as a director of Textron Inc. and Meritor, Inc., each a Fortune 500 company.

Paul Fulchino, 64. Mr. Fulchino became a director of the Company on November 15, 2006. From January 2000 until his retirement in February 2010, Mr. Fulchino served as Chairman, President, and Chief Executive Officer of Aviall, Inc. Aviall, Inc. became a wholly-owned subsidiary of The Boeing Company (“Boeing”) on September 20, 2006. From 1996 through 1999, Mr. Fulchino was President and Chief Operating Officer of BE Aerospace, Inc., a leading supplier of aircraft cabin products and services. From 1990 to 1996, Mr. Fulchino served in the capacities of President and Vice Chairman of Mercer Management Consulting, Inc., an international general management consulting firm. Earlier in his career, Mr. Fulchino held various engineering positions at Raytheon Company.

Qualifications, Experience, Key Attributes and Skills: Mr. Fulchino possesses extensive knowledge and expertise regarding the commercial aviation industry, the Company’s customers and supply base, and with respect to compensation and human resource matters.

Richard Gephardt, 70. Mr. Gephardt became a director of the Company on November 15, 2006. Mr. Gephardt was a member of the U.S. House of Representatives from 1977 to 2005 during which time he served as the Majority and Minority Leader. Since 2005, Mr. Gephardt has served as President and CEO of Gephardt Group, a multi-disciplined consulting firm. Mr. Gephardt is also an advisor to Goldman Sachs and Senior Counsel at DLA Piper. Mr. Gephardt currently serves on the Board of Directors of Centene Corporation, CenturyLink, Inc. and Ford Motor Company. From June 2007 to July 2009, Mr. Gephardt served on the Board of Directors of Embarq Corporation, from January 2008 to March 2009, he served on the Board of Directors of Dana Holding Corporation and from June 2007 to July 2009, he served on the Board of Directors of United States Steel Corporation.

Qualifications, Experience, Key Attributes and Skills: Mr. Gephardt brings significant governmental affairs and public relations experience to the Board as a former member of the U.S. House of Representatives from 1977 to 2005 (during which time he served as House Majority Leader from 1989 to 1995 and as Minority Leader from 1995 to 2003). Additionally, Mr. Gephardt has significant labor management and union experience and provides a wide range of management consulting services in his capacity as President and CEO of Gephardt Group, a multi-disciplinary consulting firm. Mr. Gephardt also brings to the Board significant public company board experience, including his current service on the Board of Directors of Ford Corporation and his prior service as a director of United States Steel Corporation, each a Fortune 500 company.

Robert Johnson, 63. Mr. Johnson became a director of the Company on November 15, 2006 and serves as Chairman of the Board. From August 2006 until his retirement in June 2008, Mr. Johnson served as the Chief Executive Officer of Dubai Aerospace Enterprise Ltd. Mr. Johnson was Chairman of Honeywell Aerospace from January 2005 through January 2006, and from 2000 to 2004 he was its President and Chief Executive Officer. From 1994 to 1999 he served as AlliedSignal’s President of Marketing, Sales, and Service, and as President of Electronic and Avionics, and earlier as Vice President of Aerospace Services. Prior to joining Honeywell in 1994, he held management positions at AAR Corporation for two years and General Electric Aircraft Engines for 24 years. Mr. Johnson currently serves on the Board of Directors of Ariba, Inc. and Roper Industries, Inc. From September 2003 to March 2007, Mr. Johnson served on the Board of Directors of Phelps Dodge Corporation.

Qualifications, Experience, Key Attributes and Skills: Mr. Johnson has significant experience with commercial aviation, airlines, and aviation suppliers, as well as expertise in marketing, sales, and production arising out of his prior service with Dubai Aerospace Enterprise Ltd., Honeywell Aerospace, AlliedSignal and General

Electric Aircraft Engines. Mr. Johnson also brings to the Board significant board experience, having served on the boards of directors of a diverse group of public companies, including Phelps Dodge Corporation, a Fortune 500 company.

Ronald Kadish, 62. Mr. Kadish became a director of the Company on November 15, 2006. Mr. Kadish served over 34 years with the U.S. Air Force until he retired on September 1, 2004, at the rank of Lieutenant General. During that time, Mr. Kadish served as Director, Missile Defense Agency and Director, Ballistic Missile Defense Organization, both of the Department of Defense. In addition, Mr. Kadish served in senior program management capacities, including the F-16, C-17, and F-15 programs. Since February 15, 2005, he has served as a Vice President at Booz Allen Hamilton. Mr. Kadish currently serves on the Board of Directors of Orbital Sciences Corp.

Qualifications, Experience, Key Attributes and Skills: Mr. Kadish provides the Board with unique expertise in military, security, international and governmental matters, including having served three decades with the U.S. Air Force, rising to the rank of Lieutenant General. Mr. Kadish also brings to the Board experience as a public company director.

Tawfiq Popatia, 36. Mr. Popatia is a Principal of Onex Corporation (“Onex”), which he joined in September 2007, and a senior member of Onex’s aerospace and defense industry investment team, which oversees Onex’s investment in the Company. Prior to joining Onex, Mr. Popatia worked at the private equity firm of Hellman & Friedman LLC from July 2005 to July 2007. Prior to that, Mr. Popatia worked in the Investment Banking Division of Morgan Stanley & Co. for three years. Previously, Mr. Popatia held positions in the environmental services industry.

Qualifications, Experience, Key Attributes and Skills: Mr. Popatia provides the Board with considerable experience in capital markets, finance, investing and business and market strategy through his work at Onex, Hellman & Friedman LLC and the Investment Banking Division of Morgan Stanley & Co. In addition, Mr. Popatia has knowledge of Spirit and its relationship with its largest customer, Boeing.

Francis Raborn, 67. Mr. Raborn became a director of the Company on November 15, 2006. Until his retirement in 2005, Mr. Raborn served as Vice President and Chief Financial Officer of United Defense Industries, Inc. since its formation in 1994 and as a director since 1997. Mr. Raborn joined FMC Corporation (“FMC”), the predecessor of United Defense Industries, Inc., in 1977 and held a variety of financial and accounting positions, including Controller of FMC’s Defense Systems Group from 1985 to 1993 and Controller of FMC’s Special Products Group from 1979 to 1985.

Qualifications, Experience, Key Attributes and Skills: Mr. Raborn has significant experience in finance, accounting, defense, production and manufacturing, including through his tenure as Vice President and Chief Financial Officer of United Defense Industries, Inc. and his service in a variety of senior financial and accounting positions at FMC Corporation. Mr. Raborn also brings to the Board experience having previously served as a director of a public company.

Jeffrey L. Turner, 59. Mr. Turner became a director of the Company on November 15, 2006, and has served as its President and Chief Executive Officer since June 2006. Since June 16, 2005, he has also served in such capacities for Spirit AeroSystems, Inc. (“Spirit”), the Company’s wholly-owned subsidiary and operating company. Mr. Turner joined Boeing in 1973, and was appointed as Vice President-General Manager of Boeing Wichita Division in November 1995. Prior to his appointment as Vice President-General Manager of Boeing Wichita Division, Mr. Turner held various management positions in systems development, quality, production, services and finance in Boeing Computer Services, Boeing Military Airplane Company and Boeing Commercial Airplane Company. Mr. Turner currently serves on the Board of Directors of INTRUST Financial Corp.

Qualifications, Experience, Key Attributes and Skills: As the Company’s President and Chief Executive Officer, Mr. Turner brings a deep understanding of both the aviation industry and of Boeing, the Company’s largest customer. Prior to joining the Company, Mr. Turner spent 31 years as an employee, manager and Division Vice President of the Boeing Wichita Division’s commercial and governmental business units. In the process, he acquired significant knowledge and experience relative to aviation systems development (commercial and defense), quality, production, supply chain management, manufacturing, labor and finance.

James L. Welch, 56. Mr. Welch became a director of the Company on April 22, 2008. Mr. Welch currently serves as the President and Chief Executive Officer of Dynamex Inc., based in Dallas, TX. Dynamex provides same day transportation services in Canada and the United States. From September 2007 until October 2008, Mr. Welch served as a consultant and Interim Chief Executive Officer of JHT Holdings, Inc., a provider of truck transportation services. From June 2000 until January 2007, Mr. Welch served as President and Chief Executive Officer of Yellow Transportation, a leading provider of transportation services for industrial, commercial and retail goods. Mr. Welch joined Yellow Transportation in 1978, and prior to his appointment as President and Chief Executive Officer, he held various senior management positions at Yellow Transportation. Mr. Welch received his Bachelor of Science in Psychology from West Texas A&M. Mr. Welch currently serves on the Board of Directors of Roadrunner Transportation Systems, Inc., a leading non-asset based transportation and logistics service provider, and SkyWest, Inc., an air carrier. From November 2008 to February 2011, Mr. Welch served on the Board of Directors of Dynamex Inc.

Qualifications, Experience, Key Attributes and Skills: Mr. Welch provides the Board with experience in the areas of transportation, production, manufacturing, and labor relations. Mr. Welch also brings to the Board significant board experience as a result of his current service on the boards of directors of several public companies.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Corporate Governance Information

The Company’s Corporate Governance Guidelines and the charters of the four standing committees of the Board describe the governance practices followed by the Company. The Corporate Governance Guidelines and committee charters are intended to ensure that the Board has the necessary authority and practices in place to review and evaluate the Company’s business operations and to make decisions that are independent of the Company’s management. The Corporate Governance Guidelines also are intended to align the interests of the Company’s directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines establish the practices the Board follows with respect to the obligations of the Board and each director; Board composition and selection; Board meetings and involvement of senior management; chief executive officer performance evaluation and succession planning; Board committee composition and meetings; director compensation; director orientation and education; and director access to members of management and to independent advisors. The Board annually conducts a self-evaluation to assess compliance with the Corporate Governance Guidelines and identify opportunities to improve Board performance.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with corporate governance requirements contained in the listing standards of the NYSE and make enhancements to the Company’s corporate governance policies. As required by the Corporate Governance Guidelines, in 2010 the Corporate Governance and Nominating Committee reviewed the Corporate Governance Guidelines, as well as considered other corporate governance principles that may merit consideration by the Board. As a result of its review, the Corporate Governance and Nominating Committee did not recommend to the Board any changes to the Corporate Governance Guidelines.

Current copies of the Company’s Corporate Governance Guidelines and Code of Ethics and Business Conduct are available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Director Independence

The Company is deemed to be a “controlled company” under the rules of the NYSE because more than fifty percent of the voting power of the Company is held by Onex Corporation, Onex Partners LP, and their affiliates (collectively, “Onex”). See “Information Regarding Beneficial Ownership of Principal Stockholders,

Directors, and Management” below. Therefore, the Company qualifies for the “controlled company” exception to the board of directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, the Company is exempt from the rules that would otherwise require that the Board be comprised of a majority of “independent directors” and that the Company’s Compensation Committee and the Corporate Governance and Nominating Committee be comprised solely of “independent directors,” as defined under the rules of the NYSE. The controlled company exception does not modify the independence requirements for the Company’s Audit Committee, and the Company intends to comply with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE rules, which require that the Company’s Audit Committee be comprised of independent directors exclusively.

The Board annually examines and makes a determination of each director’s and each nominee’s independence based on criteria set forth in the NYSE rules. The Board considers all relevant circumstances when examining director independence. For directors employed by, or serving as directors of, companies with which the Company does business in the ordinary course, the Board examined the amount paid by the Company to those companies and by those companies to the Company. The Board also examined the directors’ memberships on other public company boards and private company, civic and not-for-profit boards, as well as any executive positions that the directors may hold and any consulting and other services that they may provide.

Based on this analysis, the Board has determined that the following directors and nominees meet the standards of independence under the Company’s Corporate Governance Guidelines and applicable NYSE listing standards, including that each such director or nominee is free of any relationship that would interfere with his individual exercise of independent judgment: Mr. Raborn, Mr. Evans, Mr. Kadish, Mr. Johnson, Mr. Chadwell and Mr. Welch. Although the Company is a “controlled company” within the meaning of NYSE rules and qualifies for an exception to certain board of directors and committee composition requirements under such rules, independent directors currently comprise a majority of the Board, and will continue to comprise a majority following the Annual Meeting if all of the nominees for directors are elected. On the other hand, the Company’s Compensation Committee and Corporate Governance and Nominating Committee are not comprised solely of independent directors.

Nomination of Directors

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating qualified potential candidates to serve on the Board and recommending to the Board for its selection those nominees to stand for election as directors at the Company’s Annual Meeting of Stockholders. While the Corporate Governance and Nominating Committee has established no minimum eligibility requirements for candidates to serve on the Board, in performing its duties, the Corporate Governance and Nominating Committee considers any criteria approved by the Board including but not limited to the candidate’s judgment, skill, education, diversity, age, relationships, experience with businesses and other organizations; whether the candidate meets the independence requirements of applicable legal and listing standards; the organization, structure, size, and composition of the Board and the interplay of the candidate’s experience with the experience of other Board members; the qualifications and areas of expertise needed to further enhance the deliberations of the Board; whether the candidate maintains a security clearance with the United States Department of Defense (“DoD”); the requirements of the Special Security Agreement among Onex, the Company, and the DoD (the “Special Security Agreement”); and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

Each potential candidate to serve on the Board must satisfy the requirements of the Company’s certificate of incorporation and bylaws, conform to high standards of integrity and ethics, and have a commitment to act in the best interest of the Company and its stockholders. Furthermore, potential candidates are evaluated based on whether they, when considered with all other members of the Board, allow the Company to satisfy the requirements of the Special Security Agreement, which among other things, (i) regulates the number of directors who are representatives of Onex, the number of DoD-approved directors who previously had no relationship with the Company or any entity controlled by Onex (“Outside Directors”), and the number of directors who are cleared officers of the Company (“Officer/Directors”); (ii) requires notice to and approval of the DoD concerning the appointment and replacement of Outside Directors; and (iii) stipulates DoD personnel security clearance-eligibility requirements for Outside Directors and Officer/Directors.

The Corporate Governance and Nominating Committee will consider stockholder recommendations for candidates to the Board on the same basis that it considers all other candidates recommended to it. To recommend a director candidate to the Corporate Governance and Nominating Committee, a stockholder (other than a holder of the Company’s Class B Common stock) must provide the Company with a written notice that contains, to the extent known to the nominating stockholder, (1) the name, age, business address and residence address of the nominating stockholder and the person to be nominated; (2) the total number and class of all shares of capital stock and other securities of the Company that are owned beneficially and of record by the person to be nominated and by the nominating stockholder and, if such securities are not owned solely and directly by the notifying stockholder or the proposed nominee, the manner of beneficial ownership (beneficial ownership has the same meaning as provided in Regulation 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); (3) the principal occupation of the proposed nominee; (4) a representation that the notifying stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (5) a description of all arrangements or understandings between the nominating stockholder or any of its affiliates or associates, and any others acting in concert with any of the foregoing, each person to be nominated, and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the nominating stockholder; (6) such other information regarding such nominating stockholder and each person to be nominated by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or was intended to be nominated, by the Board; and (7) the consent of the person to be nominated to serve as a director of the Company, if so elected, to be named in the Company’s proxy statement (whether or not nominated), and the consent of the nominating stockholder to be named in the Company’s proxy statement (whether or not the Board chooses to nominate the recommended nominee). The Company may request any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the qualifications of the proposed nominee to serve as a director of the Company. If a stockholder wishes to formally nominate a candidate, he or she must follow the procedures described in the Company’s bylaws.

All director candidate recommendations and formal nominations for membership to the Board for the 2011 Annual Meeting of Stockholders must be sent to the Company at the address set forth below and received by the date specified for stockholder proposals. See “Stockholders Proposals to Be Presented at the Next Annual Meeting” below. The Company’s presiding officer at the Annual Meeting of Stockholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Experience, Qualifications, Attributes and Skills of the Members of the Board of Directors

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Corporate Governance and Nominating Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The Corporate Governance and Nominating Committee is responsible for developing and recommending criteria for director nominees to the Board for approval. As discussed above, while the Corporate Governance and Nominating Committee has established no minimum eligibility requirements for candidates to serve on the Board, in performing its duties, the Corporate Governance and Nominating Committee considers any criteria approved by the Board. All of the Company’s Board members share certain qualifications and attributes consistent with the general criteria set forth in the Company’s Corporate Governance Guidelines. For example, each of them has unquestioned personal ethics and integrity and possesses specific skills and experience aligned with the Company’s strategic direction and operating challenges and that complement the overall composition of the Board. In addition, each Board member has demonstrated certain core business competencies, including high achievement and a record of success, financial literacy, a history of making good business decisions and exposure to best practices. All of the Company’s Board members also possess interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask thought-provoking questions. The Board members are enthusiastic about the Company and devote sufficient time to be fully engaged in their roles as Board members. Finally, six of the Company’s non-employee directors satisfy the independence requirements of the NYSE and the SEC rules.

In addition, the Corporate Governance and Nominating Committee annually reviews the Board’s requirements for Board members and the appropriate criteria for membership to the Board. Although the Corporate Governance and Nominating Committee has no formal policy for considering diversity in identifying nominees for director, the Company’s Corporate Governance Guidelines provide that the composition of the Board should, among other things, encompass a broad range of skills, expertise, industry knowledge, and diversity of opinion. Accordingly, diversity of thought, experience, gender, race, and ethnic background are considered in the director evaluation process.

As discussed under the heading “Proposal 1 — Information Regarding Nominees for Election as Directors”, the Company’s directors have experience with businesses that operate in industries in which Spirit operates, including commercial aviation, aviation supply and maintenance, and defense industries, or that involve important skills necessary to advise the Company in strategic areas including finance, general management, labor negotiations, governmental affairs and business strategy. The Corporate Governance and Nominating Committee has taken the specific experience, qualifications, attributes and skills of the individual Board members into account in concluding that each should continue to serve on the Board.

Communications with the Board

Stockholders and other interested persons may send communications to the Board, the chairman of the Board, individual members of the Board, members of any committee of the Board, or one or more non-management directors by letter addressed to Investor Relations at Spirit AeroSystems Holdings, Inc., 3801 South Oliver, Wichita, KS 67210, or by contacting Investor Relations at (316) 523-7040. These communications will be received and reviewed by the Company’s Investor Relations office. The receipt of concerns about the Company’s accounting, internal controls, auditing matters, or business practices will be reported to the Company’s Audit Committee. The receipt of other concerns will be reported to the appropriate committee(s) of the Board. The Company’s employees also can raise questions or concerns confidentially or anonymously using the Company’s Ethics Hotline. The hotline provides the Company’s employees, suppliers and other stakeholders with a mechanism for reporting unethical activities and/or financial irregularities to the Board anonymously. Such persons are able to file reports via a web based process or a toll free telephone number. Data reported to the hotline is reviewed quarterly with the Audit Committee and with the Company’s independent registered public accounting firm to help ensure that the Company’s ethics and compliance programs remain effective. The hotline is operated by a third-party service provider and is available 24 hours a day, 7 days a week and 365 days a year. Receipt of communications clearly not appropriate for consideration by members of the Board, such as unsolicited advertisements, inquiries concerning the products and services of the Company, or harassing communications, are not forwarded to members of the Board.

Board Leadership Structure

We separate the roles of chief executive officer of the Company and chairman of the Board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the chairman of the Board provides guidance to the chief executive officer, sets the agenda for Board meetings, and presides over meetings of the full Board. Because Mr. Johnson, the chairman of the Board, is not an employee of the Company and has been determined to be an “independent director”, as defined under the rules of the NYSE, the Board has not deemed it necessary to appoint a lead independent director. The chairman of the Board also presides at all executive sessions of non-management directors, serves as the focal point for directors regarding resolving conflicts with the chief executive officer, or other directors, and coordinating feedback to the chief executive officer on behalf of directors regarding business issues and Board management. The Board generally holds executive sessions four times a year without the chief executive officer or other employees present, unless the presence of the chief executive officer and/or any other employees is requested by the Board.

The Board of Directors’ Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to achieve planned long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks of a company and what steps are required to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of the Company’s senior management on areas of material risk to the Company. The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand the Company’s risk identification, risk management and risk mitigation strategies.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Board has delegated to the Audit Committee primary oversight of the risk management process. The Audit Committee focuses on a broad range of legal, financial and operational risks, including internal controls, disclosure issues, contract accounting, Sarbanes-Oxley compliance, Ethics Hotline reports and legal and regulatory issues, including compliance with SEC rules and regulations. The Audit Committee annually reviews a comprehensive annual risk assessment report from the Company’s internal auditors. The internal audit report surveys risks throughout the business, focusing on primary areas of risk, including operational, financial, contractual, legal and regulatory, strategic and reputational risks. The Audit Committee looks at the relative magnitude of these risks and management’s mitigation plan, and provides strategic advice to the Company about ways to reduce and contain risk.

The Government Security Committee of the Board focuses its risk mitigation efforts in the areas of government and International Traffic in Arms Regulations compliance, compliance with the Company’s Special Security Agreement with the Defense Security Service, intellectual property protection and segregation, information assurance policies, and information technology security and counter-espionage methodologies.

In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. Such incentives are also designed to align our executives’ interests with those of our stockholders by tying executive compensation to stockholder return and value.

Finally, the Board’s Corporate Governance and Nominating Committee assists with risk mitigation by ensuring that the Board and Committees are composed of individuals with the appropriate credentials and backgrounds to assist the Company with its risk mitigation efforts, while ensuring that the Company complies with all applicable NYSE, SEC and other public company governance requirements.

Committees of the Board

The Board has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Government Security Committee. At the April 26, 2010 Board meeting, Messrs. Chadwell, Evans, Raborn and Welch were reappointed to the Audit Committee, Messrs. Fulchino, Gephardt and Johnson were reappointed to the Compensation Committee, Messrs. Fulchino, Gephardt and Kadish were reappointed to the Corporate Governance and Nominating Committee and Messrs. Evans, Johnson, Kadish, Raborn, Turner, Chadwell and Welch were reappointed to the Government Security Committee. At the October 26, 2010 Board meeting, Mr. Popatia was appointed to the Compensation

Committee and the Corporate Governance and Nominating Committee. Eight meetings of the Audit Committee, nine meetings of the Compensation Committee, eight meetings of the Corporate Governance and Nominating Committee, and four meetings of the Government Security Committee were held in 2010.

Below is a description of the duties and composition of each standing committee of the Board. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. Directors hold committee memberships for a term of one year.

Audit Committee. In accordance with the Company’s Audit Committee Charter, the Audit Committee is responsible for, among other things, (1) selecting the independent registered public accounting firm; (2) approving the overall scope of the audit; (3) assisting the Board in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, the Company’s internal audit function, and the Company’s compliance with legal and regulatory requirements; (4) annually reviewing the independent registered public accounting firm’s report describing the auditing firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review or peer review of the auditing firm; (5) reviewing and discussing with management and the independent registered public accounting firm the adequacy of the Company’s internal controls over financial reporting and disclosure controls and procedures; (6) overseeing the Company’s internal audit function; (7) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm; (8) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts; (9) reviewing and discussing with management, the independent auditor, and the internal auditor any significant risks or exposures and assessing the steps management has taken to minimize such risks, and the Company’s policies with respect to risk assessment and risk management; (10) meeting periodically and separately with management, internal auditors, and the independent registered public accounting firm; (11) reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response thereto; (12) setting clear hiring policies for employees or former employees of the independent registered public accounting firm; (13) reviewing procedures for the receipt, retention, and treatment of complaints, including anonymous complaints from employees, concerning accounting, accounting controls, and audit matters; (14) reviewing, with the Company’s counsel and management, management’s assessment of compliance with laws, regulations and the Company’s policies relative to payments to foreign consultants; (15) handling such other matters that are specifically delegated to the Audit Committee by the Board from time to time; and (16) reporting regularly to the full Board.

As required by the Company’s Audit Committee Charter, in 2010 the Audit Committee conducted an annual self-evaluation of the performance of the Audit Committee, including its effectiveness and compliance with the Audit Committee Charter, and reviewed and reassessed the adequacy of the Audit Committee Charter. As a result of its annual review, the Audit Committee concluded that its performance for 2010 was effective and in compliance with the Audit Committee Charter and the Audit Committee did not recommend any changes to its charter.

The Company’s Audit Committee consists of Messrs. Chadwell, Evans, Raborn and Welch, with Mr. Raborn serving as chairman. All of the committee members have been determined to be independent within the meaning of the NYSE listing standards, and Mr. Raborn has been determined to be an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of SEC Regulation S-K. The Audit Committee has a written Audit Committee Charter, the current copy of which can be found under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Compensation Committee. In accordance with the Company’s Compensation Committee Charter, the Compensation Committee is responsible for (1) developing and modifying, as appropriate, a competitive compensation philosophy and strategy for the Company’s executive officers; (2) reviewing and approving goals and objectives with respect to compensation for the Company’s chief executive officer; (3) reviewing and approving the evaluation process and compensation structure for the Company’s officers; (4) reviewing and approving employment contracts and other similar arrangements between the Company and its executive officers; (5) recommending to the Board any incentive plan, including equity-based plans, and amendments to such plans; (6) administration of incentive compensation plans, including the granting of awards under equity-based plans; (7) reviewing and approving any benefit plans or perquisites offered to the Company’s executive officers; (8) reviewing and recommending to the Board compensation paid to non-employee Directors; (9) preparing the Compensation Committee’s report for inclusion in the Company’s proxy statement; (10) such other matters that are specifically delegated to the Compensation Committee by the Board; and (11) reporting regularly to the full Board. In addition, the Compensation Committee has been delegated the responsibility to provide recommendations to the Board on compensation-related proposals to be considered at the Company’s annual meeting, including the Say-On-Pay and Say-When-On-Pay proposals.

As required by the Company’s Compensation Committee Charter, in 2010 the Compensation Committee conducted an annual self-evaluation of the performance of the Compensation Committee, including its effectiveness and compliance with the Compensation Committee Charter, and reviewed and reassessed the adequacy of the Compensation Committee Charter. As a result of its annual review, the Compensation Committee concluded that its performance for 2010 was effective and in compliance with the Compensation Committee Charter and the Compensation Committee did not recommend any changes to its charter.

The Company’s Compensation Committee consists of Messrs. Fulchino, Gephardt, Johnson and Popatia, with Mr. Fulchino serving as chairman. One of the members of the Compensation Committee, Mr. Johnson, is independent within the meaning of the NYSE listing standards. Messrs. Fulchino, Gephardt and Popatia are not independent within the meaning of the NYSE listing standards. The Compensation Committee has a written charter, the current copy of which is available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Corporate Governance and Nominating Committee. In accordance with the Company’s Corporate Governance and Nominating Committee Charter, the Company’s Corporate Governance and Nominating Committee’s purpose is to assist the Board by identifying individuals qualified to become members of the Board consistent with the criteria established by the Board and to develop the Company’s corporate governance principles. The Corporate Governance and Nominating Committee is responsible for (1) evaluating the composition, size, and governance of the Board and its committees; (2) identifying, evaluating, and recommending candidates for election to the Board; (3) making recommendations regarding future planning and the appointment of Directors to the Board’s committees; (4) establishing a policy for considering stockholder recommendations for nominees for election to the Board; (5) recommending ways to enhance communications and relations with the Company’s stockholders; (6) overseeing the Board performance and self-evaluation process and developing orientation and continuing education programs for Directors; (7) periodically evaluating and proposing to the Board for its review and monitoring a plan of succession for the chief executive officer and other elected officers of the Company and recommending to the Board candidates for appointment to such positions; (8) reviewing the Company’s Corporate Governance Guidelines and providing recommendations to the Board regarding possible changes; (9) reviewing and monitoring compliance with the Company’s Code of Ethics and Business Conduct and Insider Trading Policy; and (10) reporting regularly to the full Board.

As required by the Corporate Governance and Nominating Committee Charter, in 2010 the Corporate Governance and Nominating Committee prepared and reviewed with the Board an annual performance evaluation of the committee, which compared the performance of the committee with the requirements of the Corporate Governance and Nominating Committee Charter. As a result of its annual review, the Corporate Governance and Nominating Committee concluded that its performance for 2010 was effective and in compliance with the Corporate Governance and Nominating Committee Charter and the Corporate Governance and Nominating Committee did not recommend any changes to its charter.

The Company’s Corporate Governance and Nominating Committee consists of Messrs. Fulchino, Gephardt, Kadish and Popatia, with Mr. Fulchino serving as chairman. One of the members of the Corporate Governance and Nominating Committee, Mr. Kadish, is independent within the meaning of NYSE listing standards. Messrs. Fulchino, Gephardt and Popatia are not independent within the meaning of the NYSE listing standards. The Corporate Governance and Nominating Committee has a written charter, the current copy of which is available under the “Investor Relations” portion of the Company’s website, www.spiritaero.com.

Government Security Committee. In accordance with the requirements of the Special Security Agreement, the Government Security Committee is comprised of Outside Directors and Directors who are officers of the Company, each of whom is a cleared U.S. resident citizen. The Government Security Committee is responsible to ensure that the Company maintains policies and procedures to safeguard the classified and export-controlled information in the Company’s possession, and to ensure that the Company complies with its industrial security agreements and obligations, U.S. export control laws and regulations, and the National Industrial Security Program Operating Manual.

The Government Security Committee consists of Messrs. Chadwell, Evans, Johnson, Kadish, Raborn, Turner and Welch, with Mr. Kadish serving as chairman.

Other Committees. The Board may establish other committees as it deems necessary or appropriate from time to time, including special committees.

Board Meetings and Attendance; Annual Meeting Attendance

During the fiscal year 2010, there were five formal meetings of the Board and several actions by unanimous written consent. All of the incumbent directors attended at least 75 percent of the aggregate of (i) the total number of meetings (whether regular or special meetings) of the Board (held during the period for which such person was a director), and (ii) the total number of meetings held by all committees of the Board on which the director served (during the period that such director served), with the exception of Messrs. Chadwell and Gephardt. Recognizing that director attendance at the annual meeting can provide the Company’s stockholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages the members of the Board to attend its annual stockholders meeting. The Company held its Annual Meeting of Stockholders for the fiscal year 2009 on April 27, 2010, and it was attended by all but one of the members of the Board.

Executive Sessions of Non-Management Directors

The non-management directors meet in executive session at least four times a year and generally at the end of every Board meeting, to consider such matters as they deem appropriate, without the Company’s chief executive officer or other management present. In accordance with NYSE listed company rules, “non-management” directors are all those who are not executive officers of the Company. Among the items that the non-management directors meet privately in executive sessions to review is the performance of the Company’s chief executive officer and recommendations of the Compensation Committee concerning compensation for employee directors and other elected officers. Mr. Johnson, who serves as the chairman of the Board, acts as the chair of the executive sessions of the non-management directors.

Arrangements and Understandings

The Company’s bylaws provide that during the period that the Company’s Special Security Agreement remains in effect, the Board shall be composed of, among other things, one or more representatives of Onex. Accordingly, Mr. Popatia was appointed to the Board to fill the vacancy created by the resignation of Mr. Nigel Wright, who had previously served on the Board pursuant to such requirement. Mr. Popatia will continue to serve as a member of the Board until each subsequent Annual Meeting of Stockholders of the Company and until his successor is elected and qualified, and will be nominated to stand for re-election as a director of the Company at each such Annual Meeting, unless Mr. Popatia resigns prior thereto or an alternative nomination is made by Onex.

Miscellaneous

There are no family relationships among executive officers and directors of the Company.

COMPENSATION OF NON-MANAGEMENT DIRECTORS

Non-management directors’ compensation is set by the Board at the recommendation of the Compensation Committee. In developing its recommendations, the Compensation Committee is guided by the following goals: compensation should fairly pay directors for work required in companies similar in size and scope to the Company; compensation should align directors’ interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent, and easy for stockholders to understand.

The Compensation Committee reviews and recommends to the Board for its approval all compensation of the Company’s non-employee directors, but no member of the Compensation Committee may act to fix his or her own compensation except as uniformly applied to all of the Company’s non-employee directors.

In 2005, the Board adopted a Director Stock Plan to provide certain non-employee directors of the Company or Spirit AeroSystems, Inc. (“Spirit”), the Company’s wholly-owned subsidiary and operating company, with the opportunity to acquire equity in the Company through grants of restricted shares of the Company’s Class B Common stock. On April 21, 2008, the Board amended the Director Stock Plan to allow for grants of restricted stock units, provide for the grants of restricted shares of the Company’s Class A Common stock or restricted stock units to comprise one-half of each non-employee director’s annual director fee and provide for a one-year service vesting condition. Upon ceasing to serve as a director, a recipient will forfeit any restricted stock which was granted to him within the one year period prior to his ceasing to serve as a director and in which he has not before then acquired an interest, unless the one-year service requirement is waived by the Board. Under the plan from inception to December 31, 2010, the Company’s and Spirit’s non-employee directors have received grants of an aggregate of 390,000 shares of Class B restricted Common stock, 10,129 restricted stock units and 100,140 shares of Class A restricted Common stock. Because of their affiliation with Onex and the Company’s management arrangements with Onex (see “Certain Relationships and Related Transactions” below), Messrs. Popatia and Wright did not receive any restricted stock grants from the Company.

In 2009, the Compensation Committee reviewed benchmark Board compensation data from Towers Watson (using a peer group established by revenue level), and Spirit’s peer group of listed aerospace and defense companies and decided to set Company director compensation at the 75th percentile level to account for growth projections, the international nature of Spirit’s business, and the desire to maintain the high quality of board appointments. In 2010, the Compensation Committee reviewed benchmark Board compensation data for Fortune 500 companies prepared by Towers Watson and decided not to make any changes to Company director compensation.

Non-management directors receive an annual board retainer fee of $150,000 for their service as Board members. In 2010, the annual board retainer fee paid in respect of Mr. Wright was paid in cash to Onex Partners Advisor LP. Other than with respect to Messrs. Popatia and Wright, annual board retainer fees are paid in accordance with the terms of the Director Stock Plan. Under the Director Stock Plan, at least 50% of the annual board retainer fee is required to be paid in either shares of restricted common stock or restricted stock units, which are subject to time-vesting requirements. Directors have the option to receive the remaining 50% of their compensation in cash, restricted stock or restricted stock units. Non-management directors who serve on the Audit Committee of the Board or as chairs of one of its committees receive additional individual cash retainer fees. The chairman of the Board receives an additional annual retainer fee of $30,000, the chairman of the Audit Committee receives an additional annual retainer fee of $15,000, the chairman of each of the Board’s other committees receives an additional annual retainer fee of $7,500 and non-management directors who serve on the Audit Committee receive an additional annual retainer fee of $10,000. Mr. Wright’s additional annual retainer fee for serving as the chairman of the Corporate Governance and Nominating Committee was paid to Onex Partners Advisor LP. No additional fees are paid for attending Board or committee meetings. The annual Board retainer fees and additional individual retainer fees are payable quarterly in arrears to all directors who have served the full quarter ended prior to the date of payment. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their director services. Occasionally, certain perquisites or personal benefits are provided to non-management directors under the same general standards as perquisites or personal benefits are provided to the Company’s executive officers.

No additional or other compensation is paid to the Company’s management who are also members of the Board. All compensation paid to management directors is described in the executive compensation tables and narrative below under the caption “Executive Compensation”. Fees earned or paid to non-management directors in 2010 are listed in the “Director Compensation for Fiscal Year 2010” table below.

In April 2009, the Board implemented a minimum stockholding requirement for non-employee directors, other than for any non-employee director who is not eligible to participate in the Director Stock Plan (currently Mr. Popatia). Each non-employee director is expected to accumulate over four years of service on the Board and thereafter continue to hold at least the greater of (1) the number of shares of our Common stock with an aggregate market value at the end of the prior fiscal year of $150,000 and (2) 10,000 shares. Restricted stock units held by directors are counted in determining whether the minimum stockholding requirements are satisfied. Newly appointed members of the Board are permitted four full years of service on the Board during which to attain the minimum stockholding requirement.

Director Compensation for Fiscal Year 2010

The following table presents information concerning compensation attributable to the Company’s non-management directors for the fiscal year ended December 31, 2010.

	Fees Earned
	or Paid in		All Other
	Cash	Stock Awards	Compensation	Total
Name	($)	($)(2)	($)(4)	($)

Charles L. Chadwell	38,126	112,500 (3)	—	150,626
Ivor Evans	85,000	75,000	—	160,000
Paul Fulchino	7,500	150,000	—	157,500
Richard Gephardt	75,000	75,000	—	150,000
Robert Johnson	105,000	75,000	—	180,000
Ronald Kadish	82,500	75,000	—	157,500
Tawfiq Popatia	—	—	—	—
Francis Raborn	100,000	75,000	699 (5)	175,699
James L. Welch	85,000	75,000	—	160,000
Nigel Wright(1)	157,500	—	—	157,500

(1)	The fees for Mr. Wright were paid to Onex Partners Advisor LP.

(2)	Represents the full aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board’s (FASB) authoritative guidance on stock-based compensation accounting, for awards of restricted stock and restricted stock units granted in 2010. Additional information concerning the Company’s accounting for restricted stock and restricted stock unit awards may be found in Note 14 to the Company’s consolidated financial statements in its Annual Report on Form 10-K for 2010.

(3)	Represents 3,474 shares of Class A Common stock and 1,737 restricted stock units awarded to Mr. Chadwell, which will vest on May 5, 2011, if Mr. Chadwell remains a member of the Board at that time. Once vested, benefits for the restricted stock units will be paid, at the election of the Board or a committee designated by the Board in their sole discretion, in cash or shares of the Company’s Class A Common stock at market value upon Mr. Chadwell’s termination of service with the Company and its affiliates.

(4)	The amount of perquisites and other personal benefits has been excluded for all directors as the total value of each director’s perquisites and other personal benefits was less than $10,000.

(5)	Represents payment by the Company in 2010 of Mr. Raborn’s tax penalties and interest incurred as a result of the Company’s erroneous issuance to Mr. Raborn of an Internal Revenue Service Form 1099.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-party transactions have the potential to create actual or perceived conflicts of interest between the Company and its directors and executive officers or their immediate family members. The Board reviews such matters as they pertain to related-party transactions as defined by Item 404(b) of the SEC’s Regulation S-K. Certain of the related-party transactions disclosed in this Proxy Statement were in existence either prior to the acquisition of the assets of Spirit from Boeing (the “Boeing Acquisition”) in June 2005 or the initial public offering of the Company’s Class A Common stock in November 2006. In deciding whether to continue to allow these related-party transactions involving a director, executive officer, or their immediate family members, the Board considered, among other factors:

•	information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;

•	the nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•	an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties;

•	the business advantage the Company would gain by engaging in the transaction; and

•	an analysis of the significance of the transaction to the Company and to the related party.

The Board determined that the related party transactions disclosed herein are on terms that are fair and reasonable to the Company, and which are as favorable to the Company as would be available from non-related entities in comparable transactions. The Board believes that there is a Company business interest supporting the transactions and the transactions meet the same Company standards that apply to comparable transactions with unaffiliated entities.

The Board has adopted a written related party transaction policy that is communicated to the appropriate level of management and is posted on the Company’s internal policy website. Under the policy, related person transactions include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) in which the Company or any of its subsidiaries was, is, or will be a participant, where the amount involved exceeds $120,000 within a 24-month period and in which a Related Person (as defined in the policy) had, has, or will have a direct or indirect “material interest” as determined by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for reviewing these transactions and may take into consideration, among other things, the materiality of the transaction, the actual or perceived conflict of interest between the Company and the Related Person, the Company’s Corporate Governance Guidelines and Code of Ethics and the best interests of the Company and its stockholders. After review of the relevant facts and circumstances, if the Corporate Governance and Nominating Committee concludes that the transaction is in, or is not opposed to, the best interests of the Company and its stockholders, it may recommend the transaction to the Board for approval. If the Corporate Governance and Nominating Committee declines to approve or ratify any related person transaction, the SVP & General Counsel (or if that office is vacant, a person performing similar duties), in coordination with the affected business area or corporate function, will review the transaction, determine whether it should be terminated or modified in a manner that is acceptable to the committee, and advise the committee of his or her recommendation. The Corporate Governance and Nominating Committee will then consider the recommendation at its next meeting. If the Corporate Governance and Nominating Committee does not ultimately so recommend the transaction to the Board, or if the Board does not approve the transaction, it will not be pursued or, if the transaction has already been entered into, the Board will determine an appropriate course of action with respect to the transaction.

Below are the transactions that occurred or have continued since the beginning of the fiscal year 2010, or any currently proposed transactions, in which, to the Company’s knowledge, the Company was or is a party and the amount involved exceeded $120,000, and in which any director, director nominee, executive officer, holder of more than 5% of any class of the Company’s Common stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

On September 18, 2006, Spirit entered into a distribution agreement with Aviall Services, Inc., a wholly-owned subsidiary of Aviall, Inc. (“Aviall”), which is a wholly owned subsidiary of Boeing. Aviall is a provider of global parts distribution and supply chain services for the aerospace industry. Spirit appointed Aviall as its exclusive distributor to sell, market, and otherwise distribute certain aftermarket products worldwide, excluding the United States and Canada. The contract extends until September 18, 2011 and automatically renews on an annual basis thereafter unless terminated by either party. Mr. Fulchino, a member of the Board, served as Chairman, President, and Chief Executive Officer of Aviall until his retirement in February 2010. In 2010, the net revenues to the Company under the distribution agreement were approximately $4.0 million.

Onex Partners II LP (an affiliate of Onex) owns approximately a 49% interest in Hawker Beechcraft, Inc. (“Hawker”). Spirit’s Prestwick facility provides wing components for the Hawker 800 Series manufactured by Hawker. For the twelve months ended December 31, 2010, sales to Hawker were $6.7 million. In addition, Mr. Wright, who was a member of the Company’s Board, was also a member of the board of directors of Hawker.

Mr. Turner, the Company’s president and chief executive officer, is a member of the Board of Directors of INTRUST Bank, a Wichita, Kansas bank that provides banking services to Spirit. In connection with the banking services provided to Spirit, the Company pays fees consistent with commercial terms that would be available to unrelated third parties.

Andrew John (Jack) Focht is the spouse of Gloria Farha Flentje, the Company’s Senior Vice President — Corporate Administration and Human Resources. From 1998 until his retirement at the end of June 2010, Mr. Focht served as special counsel to Foulston Siefkin LLP, a law firm utilized by the Company and at which Ms. Flentje was previously a partner. Although Mr. Focht was not a partner and had no right to participate in management, he had “phantom units” that entitled him to an undivided share in the net profits of the firm, including the net profits attributable to fees received from the Company. For the portion of 2010 during which Mr. Focht held phantom units, the firm received approximately $0.7 million in fees from the Company for legal services, and Mr. Focht’s phantom unit interest in those fees was $6,208, before taking into account firm expenses.

In addition, the Company paid approximately $0.3 million, including reimbursement of expenses, to Onex during the fiscal year 2010 for various consulting services rendered by it to the Company.

STOCK OWNERSHIP

Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management

The following table sets forth, as of the Record Date (unless otherwise stated below), information regarding the beneficial ownership of the Company’s Class A Common stock and Class B Common stock by all directors, the Company’s chief executive officer, chief financial officer and the three most highly compensated executive officers other than the chief executive officer and chief financial officer, who were serving as executive officers at the end of the last fiscal year (collectively, the “Named Executive Officers”), and the Company’s directors and all executive officers as a group. It also sets forth the ownership of any person or group who is known by the Company to be the beneficial owner of more than five percent of either class of the Company’s Common stock, together with such beneficial owner’s address.

	Title of	Amount and		Percentage	Percentage		Percentage
	Class of	Nature of		of Class A	of Class B		of Total
	Shares	Beneficial		Common	Common		Voting
Name	Owned	Ownership		Stock(+)(27)	Stock(+)(27)		Power(+)(27)

Five Percent Stockholders
Onex Corporation	Class B	32,411,638	(1)	—	97.0	%(1)	73.7%
161 Bay Street, P.O. Box 700 Toronto, Ontario M5J 2S1 Canada

Onex Partners LP	Class B	18,197,952	(2)	—	54.5%		41.4%
c/o Onex Investment Corporation 712 Fifth Avenue New York, New York 10019

OAH Wind LLC	Class B	8,604,867	(3)	—	25.8%		19.6%
421 Leader Street Marion, Ohio 43302

Onex Spirit Co-Invest LP	Class B	4,892,892	(4)	—	14.6%		11.1%
c/o Onex Investment Corporation 712 Fifth Avenue New York, New York 10019

Orbis Investment Management Limited	Class A	13,705,411	(5)	12.9%	—		3.1%
Orbis Asset Management Limited 25 Front Street Hamilton Bermuda HM11

Fairholme Capital Management, L.L.C. Bruce R. Berkowitz Fairholme Funds, Inc.	Class A	12,844,700	(6)	12.1%	—		2.9%
4400 Biscayne Boulevard, 9th Floor Miami, Florida 33137

Artisan Partners Holdings LP Artisan Investment Corporation Artisan Partners Limited Partnership Artisan Investments GP LLC ZFIC, Inc Andrew A. Ziegler Carlene M. Ziegler Artisan Funds, Inc.	Class A	8,168,579	(7)	7.7%	—		1.9%
875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202

BlackRock, Inc.	Class A	7,860,237	(8)	7.4%	—		1.8%
40 East 52nd Street New York, New York 10022

	Title of	Amount and		Percentage		Percentage		Percentage
	Class of	Nature of		of Class A		of Class B		of Total
	Shares	Beneficial		Common		Common		Voting
Name	Owned	Ownership		Stock(+)(27)		Stock(+)(27)		Power(+)(27)

Directors and Executive Officers
Charles L. Chadwell	Class A	17,945	(9)		*	—		*
Ivor Evans	Class A	11,866	(10)		*	—		*
	Class B	12,965		—			*	*
Paul Fulchino	Class A	21,128	(11)		*	—		*
	Class B	12,965		—			*	*
Richard Gephardt	Class A	13,477	(12)		*	—		*
Robert Johnson	Class A	13,474	(13)		*	—		*
Ronald Kadish	Class A	24,831	(14)		*	—		*
Tawfiq Popatia	Class A	—		—		—		—
Francis Raborn	Class A	11,866	(15)		*	—		*
	Class B	22,500		—			*	*
Jeffrey L. Turner	Class A	90,187	(16)		*	—		*
	Class B	304,801	(17)	—			*	*
James L. Welch	Class A	12,866	(18)		*	—		*
Philip D. Anderson	Class A	4,860	(19)		*	—		*
Ronald C. Brunton**	Class A	11,720	(20)		*	—		*
	Class B	48,948	(21)	—			*	*
John Lewelling	Class A	23,450	(22)		*	—		*
	Class B	78,882	(23)	—			*	*
H. David Walker	Class A	40,652	(24)		*	—		*
	Class B	—	(25)	—			*	*
All directors and executive officers as a	Class A	356,494	(26)		*	—		*
group (20 persons)†	Class B	542,180	(26)	—		1.6%		1.2%

*	Represents beneficial ownership of less than 1%.

**	Mr. Brunton retired from all of his positions held with the Company at the end of 2010.

†	Does not include shares of the Company’s Class A and Class B Common stock beneficially owned by Mr. Brunton.

(+)	Class A Common stock has one vote per share. Class B Common stock has ten votes per share. Each outstanding share of Class B Common stock is convertible at any time after vesting, at the option of the stockholder, into one share of Class A Common stock.

(1)	Includes the following: (i) shares of Class B Common stock held by Onex Partners LP; (ii) shares of Class B Common stock held by OAH Wind LLC; (iii) shares of Class B Common stock held by Wind EI II LLC; (iv) shares of Class B Common stock held by Onex U.S. Principals LP; and (v) shares of Class B Common stock held by Onex Spirit Co-Invest LP. Onex Corporation may be deemed to own beneficially the shares of Class B Common stock held by (a) Onex Partners LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Partners LP; (b) OAH Wind LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings Subco LLC, which owns all of the equity of OAH Wind LLC; (c) Wind EI II LLC, through Onex Corporation’s ownership of Onex American Holdings II LLC, which owns all of the voting power of Wind Executive Investco LLC, which owns all of the equity of Wind EI II LLC; (d) Onex U.S. Principals LP through Onex Corporation’s ownership of all of the equity of Onex American Holdings GP LLC, the general partner of Onex U.S. Principals LP; and (e) Onex Spirit Co-Invest LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners GP, Inc., the general partner of Onex Partners GP LP, the general partner of Onex Spirit Co-Invest LP. Onex Corporation disclaims such beneficial ownership.

Mr. Gerald W. Schwartz, the Chairman, President, and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to own beneficially all of the shares of the Company’s Class B Common stock owned beneficially by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership.

(2)	All of the shares of Class B Common stock owned by Onex Partners LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc., and Onex Corporation.

(3)	All of the shares of Class B Common stock owned by OAH Wind LLC may be deemed owned beneficially by each of Onex American Holdings Subco LLC, Onex American Holdings II LLC, and Onex Corporation.

(4)	All of the shares of Class B Common stock owned by Onex Spirit Co-Invest LP may be deemed owned beneficially by each of Onex Partners GP LP, Onex Partners GP, Inc., and Onex Corporation.

(5)	Information is based on an amended Schedule 13G filed by Orbis Investment Management Limited (“OIML”) and Orbis Asset Management Limited (“OAML”), companies formed under the laws of Bermuda, on February 14, 2011. OIML and OAML reported 13,677,161 and 28,250 shares of Class A Common stock beneficially owned by them, respectively. According to the amended Schedule 13G, OIML and OAML have the sole voting and sole dispositive power over 13,677,161 and 28,250 reported shares, respectively.

(6)	Information is based on an amended Schedule 13G filed by Fairholme Capital Management, L.L.C. (“FCM”), Bruce R. Berkowitz and Fairholme Funds, Inc. (“FF”) on February 10, 2011. According to the amended Schedule 13G, FCM and FF beneficially own 12,844,700 shares of Class A Common stock. Mr. Berkowitz, in his capacity as the Managing Member of FCM or as President of FF, beneficially owns the shares beneficially owned by FCM. According to the amended Schedule 13G, each of FCM, FF and Mr. Berkowitz has shared voting power and shared dispositive power over 12,844,700 shares. Mr. Berkowitz, FF and FCM disclaim ownership of the reported shares for purposes of interpretations under the Internal Revenue Code of 1986, as amended, or for any other purpose, except to the extent of their pecuniary interest.

(7)	Information is based on a Schedule 13G filed by Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”), Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), Andrew A. Ziegler, Carlene M. Ziegler and Artisan Funds, Inc. (“Artisan Funds”) on February 11, 2011. Each of Artisan Holdings, Artisan Corp., Artisan Partners, Artisan Investments, ZFIC, Artisan Funds, Inc., Mr. Zeigler and Ms. Ziegler reported beneficial ownership of 8,168,579 shares of Class A Common stock, including 5,436,979 shares of Class A Common stock beneficially owned by Artisan Funds. According to the Schedule 13G, each of the foregoing entities, with the exception of Artisan Funds, has shared voting power over 7,941,879 reported shares and shared dispositive power over 8,168,579 reported shares and Artisan Funds has the shared voting and dispositive power over 5,436,979 shares.

(8)	Information is based on a Schedule 13G filed by BlackRock, Inc., a corporation formed under the laws of the State of Delaware (“Blackrock”) on February 8, 2011. BlackRock reported 7,860,237 shares of Class A Common stock beneficially owned by it and certain of its affiliates. According to the Schedule 13G, BlackRock has the sole voting and dispositive power over the reported shares.

(9)	Includes (i) 2,602 restricted stock units for which benefits will be paid, at the Board’s option, in cash or shares of the Company’s Class A Common stock at market value of the Company’s Class A Common stock upon Mr. Chadwell’s termination of service with the Company and its affiliates, (ii) 1,737 restricted stock units which will vest on May 5, 2011, if Mr. Chadwell remains a member of the Board at that time, and (iii) 3,474 shares which will vest on May 5, 2011, if Mr. Chadwell remains a member of the Board at that time.

(10)	Includes 3,474 shares which will vest on May 5, 2011, if Mr. Evans remains a member of the Board at that time.

(11)	Includes 6,947 shares which will vest on May 5, 2011, if Mr. Fulchino remains a member of the Board at that time.

(12)	Includes (i) 5,790 restricted stock units for which benefits will be paid, at the Board’s option, in cash or shares of the Company’s Class A Common stock at market value of the Company’s Class A Common stock upon Mr. Gephardt’s termination of service with the Company and its affiliates, and (ii) 3,474 shares which will vest on May 5, 2011, if Mr. Gephardt remains a member of the Board at that time.

(13)	Represents (i) 10,000 shares owned by the RDJ Trust of which Mr. Johnson is a beneficial owner as a trustee of the RDJ Trust and (ii) 3,474 shares which will vest on May 5, 2011, if Mr. Johnson remains a member of the Board at that time.

(14)	Includes (i) 8,392 shares owned by the Ronald T. Kadish Trust of which Mr. Kadish is a beneficial owner as a trustee of the Ronald T. Kadish Trust and (ii) 3,474 shares which will vest on May 5, 2011, if Mr. Kadish remains a member of the Board at that time.

(15)	Represents (i) 8,392 shares owned by the Francis Raborn Revocable Trust of which Mr. Raborn is a beneficial owner as a trustee of the Francis Raborn Revocable Trust and (ii) 3,474 shares owned by the Francis Raborn Revocable Trust, which shares will vest on May 5, 2011, if Mr. Raborn remains a member of the Board at that time.

(16)	Includes 71,656 shares which will vest on May 5, 2011, if Mr. Turner continues to be employed by the Company or any of its subsidiaries on such date. In addition, Mr. Turner has (i) 24,522 shares of Class A Common stock which will vest on February 24, 2012, (ii) 36,592 shares of Class A Common stock which will vest on May 4, 2012, (iii) 71,655 shares of Class A Common stock which will vest on May 5, 2012, (iv) 36,592 shares of Class A Common stock which will vest on May 4, 2013, (v) 71,655 shares of Class A Common stock which will vest on May 5, 2013, and (vi) 36,592 shares of Class A Common stock which will vest on May 4, 2014, in each case, if Mr. Turner continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(17)	On June 17, 2005 and August 1, 2005, Mr. Turner was granted an aggregate of 1,440,000 shares of restricted Class B Common stock. Of those shares 237,028 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(18)	Includes 3,474 shares which will vest on May 5, 2011, if Mr. Welch remains a member of the Board at that time.

(19)	Represents 4,860 shares which will vest on May 5, 2011, if Mr. Anderson continues to be employed by the Company or any of its subsidiaries at that time. In addition, Mr. Anderson has (i) 5,026 shares of Class A Common stock which will vest on February 24, 2012, (ii) 5,642 shares of Class A Common stock which will vest on May 4, 2012, (iii) 3,819 shares of Class A Common stock which will vest on May 5, 2012, (iv) 5,642 shares of Class A Common stock which will vest on May 4, 2013, (v) 2,779 shares of Class A Common stock which will vest on May 5, 2013 and (vi) 5,642 shares of Class A Common stock which will vest on May 4, 2014, in each case, if Mr. Anderson continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(20)	Mr. Brunton retired from all of his positions held with the Company at the end of 2010, and as a result forfeited all of his unvested stock awards.

(21)	On July 18, 2005, Mr. Brunton was granted an aggregate of 360,000 shares of restricted Class B Common stock. Of those shares, 59,246 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(22)	Includes 13,985 shares which will vest on May 5, 2011, if Mr. Lewelling continues to be employed by the Company or any of its subsidiaries at that time. In addition, Mr. Lewelling has (i) 9,394 shares of Class A Common stock which will vest on February 24, 2012, (ii) 5,789 shares of Class A Common stock which will vest on May 4, 2012, (iii) 13,985 shares of Class A Common stock which will vest on May 5, 2012, (iv) 5,789 shares of Class A Common stock which will vest on May 4, 2013,

(v) 13,985 shares of Class A Common stock which will vest on May 5, 2013 and (vi) 5,788 shares of Class A Common stock which will vest on May 4, 2014, in each case, if Mr. Lewelling continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(23)	On February 20, 2006, Mr. Lewelling was granted an aggregate of 360,000 shares of restricted Class B Common stock. Of those shares, 63,369 shares are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(24)	Includes 10,978 shares which will vest on May 5, 2011, if Mr. Walker continues to be employed by the Company or any of its subsidiaries at that time. In addition, Mr. Walker has (i) 5,887 shares of Class A Common stock which will vest on February 24, 2012, (ii) 6,167 shares of Class A Common stock which will vest on May 4, 2012, (iii) 10,978 shares of Class A Common stock which will vest on May 5, 2012, (iv) 6,167 shares of Class A Common stock which will vest on May 4, 2013, (v) 10,977 shares of Class A Common stock which will vest on May 5, 2013 and (vi) 6,166 shares of Class A Common stock which will vest on May 4, 2014, in each case, if Mr. Walker continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(25)	On September 13, 2005, Mr. Walker was granted an aggregate of 240,000 shares of restricted Class B Common stock. Of those shares, 47,001 are still subject to vesting upon certain liquidity events if certain performance criteria are met.

(26)	Includes shares issued to employees and directors of the Company which are subject to certain vesting requirements and may vest within 60 days of the Record Date and excludes other shares issued to employees and directors of the Company which are subject to certain longer vesting requirements.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers served during fiscal year 2010 or currently serves and the Company anticipates that none will serve, as a member of the board of directors or compensation committee of any entity (other than the Company) that has one or more executive officers that serves on the Company’s Board or Compensation Committee. Messrs. Fulchino and Popatia serve and, in 2010 Mr. Wright served, on the Company’s Compensation Committee and each has a relationship that qualified as a related-party transaction. See “Certain Relationships and Related Transactions” concerning these relationships.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act or “Section 16(a),” requires that directors, executive officers, and persons who own more than ten percent of any registered class of a company’s equity securities, or “reporting persons,” file with the SEC initial reports of beneficial ownership and report changes in beneficial ownership of common stock and other equity securities. Such reports are filed on Form 3, Form 4 and Form 5 under the Exchange Act, as appropriate. Reporting persons holding the Company’s stock are required by the Exchange Act to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely on the Company’s review of copies of these reports, and written representations from such reporting persons, the Company believes that all filings required to be made by reporting persons holding the Company’s stock were timely filed for the year ended December 31, 2010, in accordance with Section 16(a).

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion and Analysis contains statements regarding our performance targets and goals. These targets and goals are discussed in the limited context of our compensation program and should not be considered statements of our management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview

The Compensation Committee of the Board has responsibility for establishing, implementing and monitoring compliance with our compensation philosophy. The Compensation Committee seeks to ensure that the compensation paid to Named Executive Officers is reasonable and competitive. Generally, the Compensation Committee strives for internal equity among our Named Executive Officers and, accordingly, the types of compensation and benefits offered to our Named Executive Officers are consistent among the group.

General Philosophy and Objectives

The Compensation Committee carries out the Board’s overall responsibility relating to compensation of our executive officers. The Compensation Committee’s philosophy and primary objectives in establishing compensation policies for our executive officers are to:

•	Attract, retain, and motivate highly qualified executive officers by offering total compensation that is competitive with that offered by similarly situated companies and that maintains a substantial portion of total compensation at-risk;

•	Provide differentiated compensation levels to reflect differing performance levels and responsibilities among our executive officers;

•	Promote and reward the achievement of our short and long-term objectives that the Board and management believe will lead to sustained profitability and long-term growth in stockholder value through the incorporation of measurable performance objectives into the compensation arrangement; and

•	Align the interests of our executive officers with those of our stockholders by tying executive compensation to stockholder return and value.

As discussed later in this Compensation Discussion and Analysis, on an aggregate basis, the Compensation Committee sets total compensation of our executive officers, generally at market median levels, with base salaries below the market median and the variable portion of our executive officers’ compensation above the market median. In addition, the Compensation Committee offers long-term incentives for retention purposes.

Role of Executive Officers and the Compensation Committee in Compensation Decisions

With respect to the compensation of our executive officers, the Compensation Committee is responsible for developing and modifying, as appropriate, a competitive compensation philosophy and strategy, which includes:

•	Making recommendations to the full Board on the performance goals and objectives for compensation of our executive officers. In setting the executive officers’ compensation, the Compensation Committee annually evaluates their performance under the goals and objectives established by the Board, and with respect to our chief executive officer, reviews the chief executive officer’s self-evaluation, and makes a recommendation to the full Board. The Compensation Committee also recommends to the full Board whether to award the chief executive officer an annual discretionary bonus.

•	Making recommendations to the full Board concerning equity incentive compensation plans (including the granting of awards under such plans) and administering incentive compensation plans.

•	Reviewing and approving with our chief executive officer the performance evaluation process, compensation structure and compensation recommendations with respect to our other executive officers. This includes approving the annual salary, bonus, incentive, equity compensation, benefit plans and perquisites and other similar arrangements for such executive officers.

•	Reviewing and approving with our chief executive officer annual discretionary cash bonuses to our other executive officers. The Compensation Committee has annually approved a pool to award as discretionary cash bonuses to employees of our company and those of our subsidiaries, including executive officers, based upon a recommendation by our chief executive officer. The Compensation Committee approves all individual discretionary bonuses granted from this pool.

Our executive officers do not play a role in their own compensation determinations, other than preparing self-evaluations and discussing individual performance objectives and results with the chief executive officer. Our chief executive officer participates in determining the compensation of the other executive officers.

In establishing the overall philosophy and strategy of our executive officer compensation, the Compensation Committee takes into consideration the counsel and recommendations of our chief executive officer, chief financial officer, and senior vice president — corporate administration and human resources, in addition to recommendations of other members of the Board.

The Compensation Committee continues to examine existing and new compensation programs and objectives to ensure that our compensation philosophy and objectives remain appropriate and consistent with our overall philosophy and objectives.

Role of Compensation Consultants

Towers Watson assisted us in benchmarking our executive compensation and reviewing trends and regulatory implications for executive pay during 2010. This information was also used by the Compensation Committee in establishing our executive officers’ base salaries and target goals for compensation plan awards.

Towers Watson is engaged by our management, with the prior and on-going approval of the Compensation Committee and provides executive compensation consulting services primarily to the Compensation Committee. We do not currently use the services of any other compensation consultants in matters affecting executive officer compensation. Mercer Human Resources Consulting is also engaged by our management to provide non-executive compensation consulting services to the Company. Neither Towers Watson, Mercer Human Resources Consulting, in each case together with their affiliates, provided both executive and non-executive compensation consulting services to the Company.

Market Benchmarking and Positioning

In benchmarking executive compensation to determine competitive levels of incentives and compensation to attract executive talent and retain our executive officers, the Compensation Committee considered portions of national, proprietary compensation surveys. Specifically, data was prepared principally using a Towers Watson Executive Compensation custom survey on aerospace and defense, transportation, industrial manufacturing, energy and electrical equipment and services, automotive, building products and general industry companies. The following companies were included in the Towers Watson custom survey:

3M	Federal Mogul	L-3 Communications	Textron
Alliant Techsystems	Flowserve	Lockheed Martin	Thomas & Betts
Ametek	General Dynamics	Navistar	Timken
AO Smith	Goodrich	Northrop Grumman	Toro
Barnes Group	Goodyear Tire & Rubber	Oshkosh	Trinity Industries
Boeing	Harley-Davidson	Parker Hannifin	TRW Automotive Holdings
Brady	Honeywell International	Plexus	United Technologies
Cameron International	Ingersoll-Rand	Rockwell Automation	USG
Caterpillar	ITT	Rockwell Collins	Watts Water Technologies
Donaldson Company	Johnson Controls	SPX
Eaton	Kaman	Terex

Compensation amounts from the survey were size-adjusted to Spirit’s revenues so that the compensation would correlate appropriately to Spirit’s size relative to the various companies in the survey.

Where data from the custom survey was insufficient, we considered data from a Towers Watson survey on general industry companies with sales between $3 billion and $6 billion.

The Compensation Committee believes that overall executive compensation should be designed, in the aggregate, to be competitive with comparable companies, to reward effective execution of our goals and the individual objectives set for our executive officers, and to recognize exceptional performance and results.

The Compensation Committee generally sets the total compensation of our executive officers, which includes base salary and annual incentive awards, at an aggregate level, comparable to that of the median for executive positions at the companies included in the compensation surveys used. In determining the compensation of individual executives, experience, skills, responsibilities, competencies, performance and organizational structure are considered.

Company’s At-Risk Philosophy

Under our pay-at-risk philosophy, executive officers have the opportunity to earn in excess of market median levels for similar positions when exceeding the achievement of both shorter-term performance objectives and longer-term stockholder value. As more fully discussed below, in general, the base salary, as the fixed component of the compensation package of our executive officers, is maintained at levels below the market median.

To this end, a significant portion of our executive officers’ target annual compensation (base salary plus annual cash and stock incentive awards, excluding discretionary bonus awards) is at-risk as it is based on Company and/or individual performance. The actual value realized from annual incentive awards could be zero if minimum performance levels for payouts are not met. For example, none of our Named Executive Officers earned an incentive award for 2009 performance under our Amended and Restated Short-Term Incentive Plan (STIP). The portion of target annual compensation at-risk generally increases with the executive officer’s position level and impact on our performance. This provides significantly more upside potential and downside risk for more senior positions because these executives have a greater influence on our performance as a whole. However, our executive officers’ target annual compensation is reviewed against industry benchmarks and the portion of the target annual compensation placed at-risk is determined to be reasonable to encourage the executive officers’ prudent approach to risk taking. The table below shows the percentage of 2010 target annual compensation of our chief executive officer and our other Named Executive Officers that was at-risk (variable compensation as a percentage of target annual compensation). The table shows the calculation treating the grant date fair values of actual grants under the Amended and Restated Long-Term Incentive Plan (LTIP), alternatively, as both variable compensation and fixed compensation. The percentages listed below do not take into account prior grants under the EIP, which are performance-based and are considered by the Compensation Committee when they set target annual compensation for our executive officers.

		% of Target Annual	% of Target Annual
		Compensation at Risk	Compensation at Risk
		(LTIP as variable	(LTIP as fixed
Name	Title	compensation)	compensation)

Jeffrey L. Turner	President & CEO	71.5%	24.5%
Philip D. Anderson	SVP, CFO	58.5%	23.9%
Ronald C. Brunton(1)	SVP, Special Assignments	58.6%	30.0%
John Lewelling	SVP/GM, Wing Systems Segment	51.4%	28.6%
H. David Walker	SVP/CTO, Business Development	58.0%	24.7%

(1)	Mr. Brunton retired from all of his positions held with the Company at the end of 2010.

Elements Used to Achieve the Philosophy and Objectives

The Compensation Committee believes that the compensation of our executive officers should consist of base salary, annual cash and stock incentives, special discretionary awards, and longer-term equity incentives.

Element	Plan	Award Level and Timing
Base Salary	N/A	Base salaries are generally set at a level that is below market median levels in order to maintain total compensation packages at market median levels, while providing stronger incentives for performance than comparable companies.

Annual Cash and Stock Incentive Awards	Short-Term Incentive Plan (STIP)	Each executive officer has a targeted STIP award expressed as a percentage of base salary. The target is based on the position level and market compensation. Each year the Board pre-establishes performance objectives, targeted achievement levels, and weightings to be used for the annual incentive award determination, based on a recommendation from the Compensation Committee. Generally, the Compensation Committee determines awards at its first regular meeting each year following the availability of our financial results for the prior year. We typically grant awards in the form of cash and stock. We use the STIP to reward performance on an annual basis, as well as for short-term retention purposes.

	Special Discretionary Award	If we meet our Company-wide target performance, executive officer discretionary cash awards may be made from a pool equal to 10% of aggregate base salaries of our executive officers. If we exceed such target performance, the discretionary bonus pool may be increased to as much as 20% of aggregate base salaries of our executive officers. In addition, the Compensation Committee may allocate a portion of the discretionary bonus pool to executives for meeting performance goals on certain special projects.
Generally, the Compensation Committee (and in the event of special discretionary awards, the Board) determines awards at its first regular meeting each year following the availability of the financial results for the prior year. We use discretionary bonuses to reward outstanding individual or project team performance on an annual basis.

Element	Plan	Award Level and Timing
Long-Term, Equity-Based Incentive Compensation	Executive Incentive Plan (EIP)	We introduced the EIP at the time of the Boeing Acquisition. Under the EIP, executive officers were entitled to purchase Company stock and received grants of restricted Company stock. The granted stock was subject to vesting conditions based on length of service and investment returns to Onex. No stock has been purchased or granted under the EIP since July 31, 2006, and most of the recipients of such awards, including all of our participating Named Executive Officers, have satisfied the applicable service requirements.

	Amended and Restated Long-Term Incentive Plan (LTIP)	We originally introduced the LTIP as a retention tool for certain key employees. Executive officers had previously participated in the EIP as the vehicle for long-term incentive awards and therefore, prior to 2008, the LTIP generally had not been used for the grant of annual incentive awards to executive officers. In 2008, the LTIP became our key long-term incentive award vehicle and we began to use it for grants of stock awards to our executive officers as a replacement for the EIP, as well as to executives who did not have the opportunity to participate in the EIP. Shares granted under the LTIP are subject to time-based vesting conditions. We currently use the LTIP for retention purposes and to reward our executive officers and certain highly performing non-executives for achievement of sustainable profit growth over a period of more than one year. We also used the LTIP to issue shares to certain union employees in connection with the negotiation of our long-term collective bargaining agreements.

Base Salaries

The Compensation Committee has determined that generally executive base salaries should be set below market median levels (in the aggregate), while still retaining the compensation at-risk philosophy. Accordingly, we generally pay our executive officers base salaries which are below market median levels. This is the case for all but one of our Named Executive Officers, whom we hired from outside of the Company at the time of our initial public offering. As a new company, we needed to attract high caliber candidates with certain skill sets and as a result, this Named Executive Officer has a base salary that is slightly above the market median.

Annual Incentive Awards

Short-Term Incentive Plan (STIP). We target annual incentive awards at a level that, when combined with base salaries, is intended to yield total annual compensation that, after taking into account prior grants under the EIP, is slightly below the market median when personal and Company performance goals are not met, approximates the market median upon achievement of targeted personal and Company performance levels, and exceeds the market median upon achievement in excess of targeted personal and Company performance levels.

The STIP authorizes the grant of awards consisting of restricted stock, cash or both, as determined by the Compensation Committee. Each year the Board pre-establishes performance objectives, targeted achievement levels, and weightings to be used for the annual incentive award determination, based on a recommendation from the Compensation Committee. In assessing our performance against objectives following the close of each year, the Compensation Committee considers actual results against the specific budgetary objectives and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. The Compensation Committee then determines the percentage of the target award that will be paid to each of our executive officers for the Company performance component of the annual incentive award based on its overall assessment of our performance.

Although the established target goals and the factors set forth below are the primary factors which the Compensation Committee currently uses in establishing the cash and restricted stock incentive awards, the Compensation Committee reserves the right to recommend different performance goals each year and to take into consideration any other factors as it may choose in recommending performance goals to the Board and in making actual cash and restricted stock grants. This allows the Compensation Committee flexibility when recommending the goals to take into consideration unforeseen or extraordinary circumstances. Because the Compensation Committee and the Board retain full discretion with respect to annual incentive awards and because we have adopted FASB’s authoritative guidance on stock-based compensation accounting, the stock portion of these awards is not deemed granted for financial accounting reporting purposes until the date that the shares have been issued, which was in February 2011 for 2010 performance. No STIP awards were granted to any of our Named Executive Officers in 2010.

In assessing our annual incentive target goals for a given year, the Compensation Committee considers Company objectives for the year, performance against objectives following the close of the prior year, actual results against the specific budgetary objectives and whether significant unforeseen obstacles or favorable circumstances altered the expected difficulty of achieving the desired results. The Compensation Committee recommended performance goals to the Board in 2010 based on two primary quantitative metrics as well as other qualitative considerations. The quantitative metrics are: (1) core business financial performance and (2) new business financial performance. Core business financial performance is composed of three sub-components: (i) earnings before interest and taxes (EBIT), (ii) EBIT as a percentage of revenues and (iii) free cash flow (cash flow from operations less net capital expenditures). New business financial performance is based on free cash flow for development programs. Other qualitative considerations for the Compensation Committee to take into account in granting STIP awards for 2010 performance included customer satisfaction, deliveries under development programs, quality of our products and adherence to our core values, including customer focus, performance excellence and teamwork. The Compensation Committee decided to add a qualitative component to the STIP award determination for 2010 performance because the quantitative measures used in prior years did not fully reflect the success of our business. For 2010, the Compensation Committee and the Board weighted the three metrics as follows: core business financial performance 50%, with equal weight given to each of the three sub-components described above, new business financial performance 25% and other qualitative considerations 25%. Subject to the Board’s discretion, the possible payout range was from 0% for poor performance, to 100% for target performance to a maximum of 200% for exceeding target performance.

The following table sets forth the 2010 targets and actual results for the components of our performance measures.

			Percentage of Target
Performance Measure	Target	Actual Results	Payable
	($ in millions)	($ in millions)

Core Business Financial Performance
EBIT	$401	$374	55%
EBIT as a Percentage of Revenues	10.5%	10.1%	75%
Free Cash Flow	$348	$329	62%
New Business Financial Performance
Free Cash Flow for Development Programs	$(578)	$(492)	200%

The Compensation Committee decided to award a payout of 100% of target payable on account of the qualitative component of the award formula based on a determination that the Company achieved target performance in the qualitative areas considered. Taken together with the percentages awarded for the quantitative metrics set forth in the table above, the Compensation Committee decided to grant awards to our Named Executive Officers corresponding to a total payout of 105%.

The 2010 incentive cash and restricted stock awards (the values of which are disclosed in the tables below) were confirmed by the Board and the Compensation Committee in February 2011. We selected this schedule because it enables the Board and the Compensation Committee to consider our prior year performance and our expectations for the upcoming year. The determination not to pay 2009 incentive cash and restricted stock awards was made by the Board and the Compensation Committee in February 2010. The Compensation Committee’s schedule is determined several months in advance, and the proximity of any awards to earnings announcements or other market events is coincidental.

For STIP awards for 2011 performance, the Compensation Committee recommended to the Board that performance metrics be based 75% on four equally-weighted quantitative metrics and 25% on the same qualitative considerations that were used in 2010. For 2011, the quantitative metrics will be: (1) EBIT, (2) EBIT as a percentage of revenues, (3) core cash flow from operations (cash flow from operations in our core businesses) and (4) total free cash flow.

As discussed above, base salary — as the fixed component of the compensation package of our executive officers — is generally maintained at levels below the market median, to support our compensation at-risk philosophy. Under our pay-at-risk philosophy, executive officers have the opportunity to earn in excess of market median compensation when they exceed both shorter-term performance objectives and longer-term stockholder value goals, because incentive awards are a significant component of their compensation.

Annual awards to our chief executive officer are required to be paid 50% in cash and 50% in restricted stock, and we generally use the same split to pay annual awards to our other executive officers, at the discretion of the Compensation Committee. The awards are denominated in dollars and the restricted stock portion is converted into actual shares based on the fair market value of our Common stock. Executive officers who retire during a year are eligible to receive STIP awards for their partial year of service before retirement. STIP awards granted to retired executives are paid all in cash. One of our Named Executive Officers retired at the end of 2010 and his entire STIP award for 2010 was paid in cash in February 2011.

The Board did not grant any STIP awards in 2010 for 2009 performance. Accordingly, the “Grants of Plan-Based Awards for Fiscal Year 2010” table below does not reflect any STIP stock awards paid in 2010.

The cash portions of STIP awards paid in February 2011 for 2010 performance are considered to have been earned in 2010. These cash awards for the Named Executive Officers are reported as 2010 compensation in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” The stock portions of STIP awards paid in February 2011 for 2010 performance were granted in 2011 and, accordingly, will be reflected in the “Grants of Plan-Based Awards for Fiscal Year 2011” table in the Company’s proxy statement for the 2012 Annual Meeting.

Under the STIP, the stock portion of the award generally vests upon completion of one year of service following the date of the award. If a participant ceases to be employed after an award, but prior to vesting, the entire stock portion of the award is forfeited. This risk of forfeiture helps satisfy our goal of retaining executive talent and assures that the interests of our executive officers are closely tied to the return and value provided to our stockholders. The 2008 STIP stock award granted in 2009 vested on February 20, 2010. In February 2011, the Board adopted a new policy pursuant to which the Board may accelerate the vesting of unvested STIP shares held by certain officers of the Company who retire.

Special Discretionary Award. In order to recognize performance and contribution toward achievement of our goals, executive officers have the opportunity to earn an additional cash award for significant individual performance. If, in the sole discretion of the Compensation Committee upon consultation with the chief executive officer, we meet our Company-wide target performance, executive officer discretionary awards are made from a pool equal to 10% of aggregate base salaries of our executive officers. If, in the sole discretion of the Compensation Committee upon consultation with our chief executive officer, we achieve outstanding performance, executive officer discretionary awards are made from a pool not exceeding 20% of aggregate base salaries of our executive officers. In addition, the Compensation Committee may allocate a portion of the discretionary bonus pool to executives for meeting or exceeding performance goals on certain special projects. Individual executive officer discretionary awards are made based upon the recommendation of our chief executive officer and approved by the Compensation Committee. The Compensation Committee separately reviews the chief executive officer’s performance to determine whether any discretionary award for the chief executive officer is appropriate and makes the award. We intend for potential awards to be significant enough to further motivate the recipient and be tied to the impact of specific individual achievements and results that further our objectives. There is no restriction on the factors that the chief executive officer and/or the Compensation Committee may consider.

For the Special Discretionary Award granted in 2011 for 2010 performance, the Compensation Committee approved executive officer discretionary awards from a pool of approximately 10.5% of aggregate base salaries of our executive officers. In addition, the Compensation Committee approved an additional pool of up to $300,000 for executives and others who performed on certain special projects. One of our Named Executive Officers is eligible to receive a discretionary award for his 2010 performance on special projects.

Long-Term, Equity-Based Incentive Compensation

We believe that long-term, equity-based incentive compensation is an important component of our executive compensation because it has the effect of retaining executive officers, aligning executive officers’ financial interests with the interests of our stockholders, and rewarding the achievement of our long-term strategic goals. Payment of long-term incentive awards is based on a percentage of the executive’s salary and together with all other compensation is targeted at levels comparable to those of the market median for comparable positions, utilizing the same compensation data we use for setting total annual compensation. Prior to 2008, our primary longer-term, equity-based program for existing executive officers has been the EIP.

Executive Incentive Plan (EIP). The EIP was introduced at the time of the Boeing Acquisition, to provide an opportunity for our key executive officers to acquire an equity interest in the Company, as a way to ensure that they would remain with the Company, and to attract other key executive officers. Under the EIP, executive officers were entitled to purchase Company stock and received grants of restricted Company stock which were subject to vesting conditions described below.

Participants in the EIP purchased shares of restricted Company stock with cash and/or traded the transferred, frozen value of their Boeing SERP (non-qualified supplemental employee retirement plan) for phantom shares of Company stock. The EIP provided for up to a four-to-one match on the participant’s stock or phantom stock investment. Matching grants vest upon certain liquidity events specified under the plan in which entities affiliated with Onex liquidate a portion of their investment in the Company. Upon such a liquidity event, recipients may receive an interest in all or a portion of the shares granted to them, which portion is determined pursuant to a formula (the “EIP Vesting Formula”) based on the portion of the Onex entities’ investment liquidated, the return on the Onex entities’ investment, and the recipient’s period of service with Spirit if no longer employed with Spirit. If the liquidity event is a change in control (as defined in the plan), recipients may receive an interest in all remaining shares granted to them. To the extent EIP participants have been granted restricted stock under the EIP in which they have not yet acquired an interest as of June 16, 2015, they will acquire an interest in that stock on that date, regardless of whether a change in control has occurred. Additionally, as it was anticipated that restricted stock granted under the EIP may become taxable to participants before they have fully acquired an interest in that stock under the terms of the plan, on October 20, 2008, the Board amended the EIP to allow a portion of the shares granted under the EIP to be sold as necessary to pay a participant’s withholding tax liability at such time as a participant incurs income tax liability under applicable law with respect to the shares. However, an EIP participant has the option to pay cash to cover the withholding tax liability, in which case no shares may be sold in connection with that tax event, and participants will not fully acquire an interest in those shares unless and until otherwise provided under the terms of the plan. The failure of a participant to satisfy the withholding tax liability by either selling shares or paying cash results in the forfeiture under the EIP of all shares to which the participant would otherwise incur income tax liability. Because the EIP was established to retain key executive officers at the time of the initial acquisition of our business and initially to attract additional key executive officers, it was closed to participation shortly after the acquisition of the aerostructures division of BAE Systems (Operations) Limited (“Spirit Europe”) in April 2006. No stock has been purchased or granted under the EIP since July 31, 2006.

We completed an initial public offering in November 2006 that resulted in a partial vesting (approximately 43%) of the EIP matching stock that we granted to our participating Named Executive Officers. In May 2007, certain of our stockholders completed a secondary offering which resulted in an additional partial vesting

(approximately 28%) of the EIP matching stock that we granted to our participating Named Executive Officers. Our initial public offering and secondary offering were considered liquidity events under the EIP. Following the initial public offering and secondary offering and subsequent permitted sales of certain shares to pay withholding taxes as described below, up to 20% of the matching stock granted to our participating Named Executive Officers remains subject to vesting conditions. However, all of our Named Executive Officers have satisfied their service requirements for vesting. Furthermore, as a result of the returns earned by the Onex entities in the initial public offering and the secondary offering, the element of the EIP Vesting Formula based on the return realized on the Onex entities’ investment will be satisfied at the highest level for all subsequent liquidity events, assuming no additional investment in the Company is made by the Onex entities and subject to the right of the Compensation Committee to exercise discretion as to whether the return on investment capital requirement of the EIP is satisfied.

Due to the satisfaction during 2010 of the four-year or five-year service requirement for certain participants in the EIP, an additional 9%-20% of the shares granted to them under the plan became taxable to the participants. The total number of additional shares which became taxable to the participants during 2010 was 1,249,402. Those shares are no longer subject to a substantial risk of forfeiture for tax purposes; however, under the EIP, the shares may not be sold (except in limited circumstances described above) and participants do not have the unrestricted rights of stockholders with respect to those shares until the earlier of a liquidity event or June 16, 2015. For the remaining participants, the shares granted to them under the EIP will become taxable as they reach the five-year anniversary dates of their grant dates in 2011. During 2010, certain of those participants who had taxable income on account of an incremental portion of the shares granted to them under the EIP sold a portion of those shares to satisfy the withholding tax liability associated with such taxable event. The numbers of EIP shares which were sold by our Named Executive Officers during 2010 to satisfy their withholding tax liability associated with such taxable event are included in the share amounts set forth in the “Option Exercises and Stock Vested for Fiscal Year 2010” table.

Amended and Restated Long-Term Incentive Plan (LTIP). The LTIP was implemented for grants of stock awards for some key employees. Executive officers previously participated in the EIP as a long-term incentive vehicle and therefore, generally, until 2008 the LTIP had not been used for the executive officers.

The Compensation Committee has determined that going forward, the LTIP is an important component of compensation, particularly as the EIP fully vests. The LTIP is used to provide long-term, equity-based incentive compensation in keeping with our executive compensation philosophy for the entire executive group. As the STIP provides the at-risk component of the executive package, the LTIP, which is a time-based vesting plan, is primarily used for attraction and retention purposes.

We granted restricted stock awards with multi-year vesting schedules under the LTIP to all of our executive officers for 2008, 2009 and 2010, and expect to continue this practice in future years. Typically, one-third of the shares granted vests on each of the 2nd, 3rd and 4th anniversaries of the grant date. However, grants of LTIP awards to EIP participants take into account EIP grants which remain unvested, and LTIP grants to these participants generally do not begin to vest until approximately one year after the service component of the vesting formula for the remaining EIP grants is satisfied.

Other Compensation Elements

Payments for Executive Recruitment. We seek to obtain some of the most highly qualified executive talent in a highly competitive industry. While we seek to find executive talent from our succession planning pool, we also must seek to attract executive talent from other companies, including our competitors, who have proven records of skill and performance. To satisfy our goal of attracting highly qualified executive talent, the Compensation Committee strongly believes that the initial compensation package provided to an executive officer must be significant enough to cause such executive officer to leave his or her current employment in which he or she may have significant tenure and significant value tied to long-term incentive and other compensation arrangements — most of which would be forfeited upon joining us.

Therefore, we have structured a variety of compensation arrangements and approved payments to recruit executive talent. Several of these compensation arrangements provided for the transfer of equivalent benefits that several of our executive officers enjoyed while they worked for Boeing. See the discussion accompanying the “Nonqualified Deferred Compensation and Pension Plan” table below. In other cases, the Compensation Committee has approved cash payments designed to compensate individual executive officers for compensation that they would forgo by leaving their current employers. No such payments were made to named executive officers in 2010. Payments designed to compensate for forgone salary and general benefits, if any, are listed under the “All Other Compensation” column of that table, and payments designed to compensate for forgone bonuses, if any, are listed under the “Bonus” column of that table. The Compensation Committee believes that its decision to adopt those compensation arrangements and approve those payments was reasonable and necessary to achieve overall Company goals and was consistent with our compensation philosophy.

Perquisites and Personal Benefits. Perquisites and other benefits represent a small part of the overall compensation package for our executive officers, and are offered only after consideration of business need. The Compensation Committee annually reviews the perquisites and other personal benefits that we provide to our executive officers. For 2008, 2009 and 2010, the primary perquisites and personal benefits were private use of aircraft and other travel expenses incurred by dependents of our executives in connection with travel by our executives related to the Company’s business purposes, Company-provided automobiles, Company contributions to defined contribution plans and life insurance coverage, financial planning services provided by the Company, relocation expenses, and country club memberships. We maintain certain country club memberships for the purpose of business entertainment which memberships, by club rules, are in our executive officers’ names. When an executive officer uses a club membership exclusively for Company business purposes, it is our policy not to attribute the cost of such membership to the executive officer as personal income. When an executive officer also uses a membership for personal reasons, we attribute the value of the membership to the executive officer as additional income. We authorized a club membership for Mr. Turner in each of 2008, 2009 and 2010, and we authorized a club membership for Mr. Anderson in 2010. Neither Mr. Turner nor Mr. Anderson made personal use of his club membership in 2010.

Retirement Plans. We adopted a supplemental executive retirement plan (SERP) in connection with the Boeing Acquisition in order to attract certain employees from Boeing. The SERP provides deferred compensation benefits to those of our executive officers and certain other members of management that previously participated in Boeing’s Supplemental Executive Retirement Plan for Employees of Boeing, prior to the Boeing Acquisition. Also in connection with the Boeing Acquisition, we adopted the Pension Value Plan (PVP) for those former employees of Boeing who did not retire from Boeing by August 1, 2005. Both the SERP and the PVP are frozen plans, so no additional employees are becoming participants in the plans and no current participants are accruing any additional benefit. The PVP allowed the transfer of pension values from Boeing pension plans. The PVP is fully paid for by us and our employees are vested after reaching five years of service. We list the benefit numbers for the Named Executive Officers in the “Pension Benefits” table below and the additional narrative following that table.

We provide our executive officers, including our Named Executive Officers, benefits provided to all other salaried, non-union employees, including medical and dental insurance and tax-qualified defined contribution participation and matching (our 401(k) plan). These benefits are important for retaining our executive officers and enhancing their compensation through tax excluded or tax deferred vehicles. Our contributions to our 401(k) plan on behalf of the Named Executive Officers are described in the “All Other Compensation” column of the “Summary Compensation Table” below. This plan furthers our objectives of attracting and retaining well-qualified employees and executive officers and is consistent with our compensation philosophy.

Compensation in Connection with Termination of Employment and Change-In-Control

We do not maintain any programs of broad application specifically designed to provide compensation in connection with the termination of employment or a change in control of the Company. Our view toward creating sustainable growth and long-term stockholder value has been deemed best served by encouraging the attraction and retention of high quality executive officers through performance-based incentives without overemphasizing compensation at terminal events, such as termination or change in control.

Nonetheless, we recognize that an appropriate incentive in attracting talent is to provide reasonable protection against loss of income in the event the employment relationship terminates without fault of the employee. Thus, compensation practices in connection with termination of employment generally have been designed on a case-by-case basis as the Compensation Committee deems necessary to achieve our goal of attracting highly-qualified executive talent. We have provided for termination compensation through individual employment agreements in the form of salary and benefit continuation for a moderate period of time following involuntary termination of an executive officer’s employment. We have also agreed to individual severance arrangements at the time of termination of employment, taking into account the specific facts and circumstances surrounding termination, including other compensation available at such time.

To the extent our compensation arrangements provide for a payment or earning event in connection with a change in control, our intent generally has been to reward employees for the long-term performance that culminates in the change in control event and to provide that reward at a time of sufficient liquidity (when value also is being returned to stockholders). For example, we designed our EIP to encourage long-term performance by deferring the vesting of awards until the occurrence of a liquidity event (including a change in control), but even then only to the extent objective performance goals are obtained. Similarly, payment of value attributable to phantom stock investments under our SERP is deferred until a liquidity event occurs and is then made at the earliest time permitted in accordance with applicable income tax rules (generally the earlier of a separation from service or a qualifying change in control).

In most cases, our arrangements providing for a payment or earning event in connection with a change in control do not require that the executive terminate employment in order to realize value (except to the extent applicable income tax rules require deferral of payment to termination of employment). We are of the view that our management and workforce add materially to the value of our business as a going concern, and that value may be impaired if employees are encouraged to leave in order to realize value. We have designed our compensation arrangements to strike a balance between encouraging retention and providing appropriate protection. The EIP, for example, which takes an employee’s years of service with the Company into account in determining vesting upon a liquidity event, provides full service credit for employees that continue their employment through the date of a liquidity event (even if full credit has not yet been earned), thereby providing an incentive to remain employed through the date of the liquidity event (which might be a change in control). The EIP also provides an acceleration of credited service (to the extent not yet earned) in the event employment is involuntarily terminated (actually or constructively) following a change in control, thereby ensuring that an employee involuntarily terminated following a change in control is not adversely affected as to future liquidity events because the employee did not have a full opportunity to earn full service credit for vesting purposes.

You can find additional information regarding our practices in providing compensation in connection with termination of employment and change in control under the heading “Potential Payments on Termination or Change-in-Control” below.

Accounting and Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of a company’s three other most highly compensated executive officers (other than its chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders).

We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). Amounts paid under any of our compensation programs, including salaries, annual incentive awards and grants of restricted stock, may not qualify as performance-based compensation that is excluded from the limitation on deductibility. Grants of stock and payments of incentive cash awards in fiscal year 2010 did not satisfy the Internal Revenue Service requirements for “qualifying performance-based” compensation.

We have adopted FASB’s authoritative guidance on stock-based compensation accounting, which generally requires companies to measure the cost of employee and non-employee services received in exchange for an award of equity instruments based on the grant-date fair value and to recognize this cost over the requisite service period or immediately if there is no service and there are no other vesting requirements. The notes to our consolidated financial statements, included in our Annual Report on Form 10-K for fiscal year 2010 filed with the SEC, contain further information concerning our policies with respect to FASB’s authoritative guidance on stock-based compensation accounting.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with our management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2011 Annual Meeting of Stockholders and also be incorporated by reference in our Annual Report on Form 10-K for the fiscal year 2010.

Compensation Committee
Paul Fulchino, Chairman
Richard Gephardt
Robert Johnson
Tawfiq Popatia

Summary Compensation Table

The following table summarizes compensation information for the fiscal year ended December 31, 2010, for (i) Mr. Turner, our chief executive officer, (ii) Mr. Anderson, our chief financial officer, and (iii) our three most highly compensated executive officers other than our chief executive officer and our current chief financial officer who were serving as our executive officers at the end of such fiscal year. The following table also summarizes compensation information for the fiscal years ended December 31, 2008 and 2009, for those of the foregoing officers who were listed as Named Executive Officers in our Proxy Statements for our 2009 and 2010 Annual Meetings of Stockholders.

											Change in
											Pension
									Non-		Value and
									Equity		Nonqualified
									Incentive		Deferred
						Stock		Option	Plan		Compensation		All Other
Name and		Salary		Bonus		Awards		Awards	Compensation		Earnings		Compensation		Total
Principal Position	Year	($)		($)		($)(8)		($)	($)(10)		($)		($)		($)

Jeffrey L. Turner,	2010	317,990	(4)	300,000	(6)	2,370,613		—	616,706	(4)	114,409	(11)	33,223	(12)	3,752,941
President & CEO	2009	263,390		—		2,746,551		—	—		44,366	(11)	37,560	(13)	3,091,867
	2008	263,390		150,000	(6)	1,405,985		—	426,708		101,612	(11)	35,169	(14)	2,382,864
Philip D. Anderson,	2010	209,624	(5)	185,000	(7)	365,517		—	126,388	(5)	—		15,363	(15)	901,892
SVP, CFO(1)	2009	180,003		—		146,547		—	—		—		13,711	(16)	340,261
Ronald C. Brunton,	2010	249,995		—		500,011	(9)	—	525,000		—		25,116	(17)	1,300,122
SVP, Special	2009	249,995		—		739,599		—	—		—		24,441	(18)	1,014,035
Assignments(2)	2008	232,686		10,000	(6)	683,810		—	271,936		—		26,443	(19)	1,224,875
John Lewelling,	2010	375,003		20,000	(6)	375,019		—	236,250		—		25,031	(20)	1,031,303
SVP/GM, Wing	2009	375,003		—		535,580		—	—		—		18,783	(21)	929,366
Systems Segment	2008	375,003		20,000	(6)	581,783		—	182,250		—		32,513	(22)	1,191,549
H. David Walker,	2010	234,998		50,000	(6)	399,508		—	148,050		—		20,157	(23)	852,713
SVP/CTO, Business
Development(3)

(1)	Mr. Anderson, who had served as the Company’s Treasurer and Vice President, Investor Relations, assumed the role of interim Chief Financial Officer, effective October 3, 2009, and was appointed Senior Vice President and full time Chief Financial Officer of the Company, effective February 12, 2010. Mr. Anderson was not a Named Executive Officer in the fiscal year ended December 31, 2008.

(2)	Mr. Brunton retired from all of his positions held with the Company at the end of 2010.

(3)	Mr. Walker was not a Named Executive Officer in the fiscal years ended December 31, 2008 and 2009.

(4)	Effective as of September 24, 2010, Mr. Turner’s annual base salary increased from $263,400 to $500,000. Accordingly, Mr. Turner’s annual salary for 2010 and cash compensation earned under the STIP for 2010 performance were prorated based on the portion of the year for which his new compensation arrangements applied.

(5)	Effective as of February 12, 2010, Mr. Anderson’s annual base salary increased from $180,000 to $215,000. Accordingly, Mr. Anderson’s annual salary for 2010 and cash compensation earned under the STIP for 2010 performance were prorated based on the portion of the year for which his new compensation arrangements applied.

(6)	Represents a discretionary cash bonus paid to the respective executive officer.

(7)	Represents a (i) discretionary bonus in the amount of $150,000 and (ii) one-time signing bonus in the amount of $35,000.

(8)	Represents the dollar amount computed based on the individual award grant date fair values reported in the applicable year’s Grants of Plan-Based Awards Table in accordance with FASB’s authoritative guidance on stock-based compensation accounting. Additional information concerning the Company’s accounting for stock awards may be found in Note 14 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for 2010.

(9)	Mr. Brunton retired from all of his positions held with the Company at the end of 2010, and as a result forfeited all of these unvested stock awards.

(10)	Represents cash compensation earned by each Named Executive Officer under the STIP for the respective fiscal years.

(11)	Represents the aggregate change in the actuarial present value of Mr. Turner’s interest under the Company’s Pension Value Plan. There were no above-market earnings on Mr. Turner’s interest under the Company’s Deferred Compensation Plan.

(12)	Includes (a) $31,976 for Company contributions to defined contribution plans, and (b) $1,247 for Company contributions toward life insurance coverage.

(13)	Includes (a) $9,606 for dependent travel paid for by the Company, (b) $26,758 for Company contributions to defined contribution plans, and (c) $1,196 for Company contributions toward life insurance coverage.

(14)	Includes (a) $5,716 for dependent travel paid for by the Company of which $2,324 represents reimbursement of taxes owed on this amount, (b) $28,257 for Company contributions to defined contribution plans, and (c) $1,196 for Company contributions toward life insurance coverage.

(15)	Includes (a) $15,075 for Company contributions to defined contribution plans, and (b) $288 for Company contributions toward life insurance coverage.

(16)	Includes (a) $13,500 for Company contributions to defined contribution plans, and (b) $211 for Company contributions toward life insurance coverage.

(17)	Includes (a) $23,400 for Company contributions to defined contribution plans, and (b) $1,716 for Company contributions toward life insurance coverage.

(18)	Includes (a) $22,725 for Company contributions to defined contribution plans, and (b) $1,716 for Company contributions toward life insurance coverage.

(19)	Includes (a) $20,624 for Company contributions to defined contribution plans, (b) $4,542 for dependent travel paid for by the Company of which $1,847 represents reimbursement of taxes owed on this amount, and (c) $1,277 for Company contributions toward life insurance coverage.

(20)	Includes (a) $24,228 for Company contributions to defined contribution plans, and (b) $803 for Company contributions toward life insurance coverage.

(21)	Includes (a) $18,150 for Company contributions to defined contribution plans, and (b) $633 for Company contributions toward life insurance coverage.

(22)	Includes (a) $15,000 for value of financial planning services provided by the Company, (b) $16,879 for Company contributions to defined contribution plans, and (c) $634 for Company contributions toward life insurance coverage.

(23)	Includes (a) $19,165 for Company contributions to defined contribution plans, and (b) $992 for Company contributions toward life insurance coverage.

Grants of Plan-Based Awards for Fiscal Year 2010

The following table presents information regarding grants of plan-based awards to our Named Executive Officers during the fiscal year ended December 31, 2010.

										All
								All		Other
								Other		Option
								Stock		Awards		Grant
		Estimated Possible Payouts						Awards:		Number of	Exercise	Date Fair
		Under			Estimated Future Payouts			Number of		Securities	or Base	Value of
		Non-Equity Incentive Plan			Under			Shares of		Under-	Price of	Stock and
		Awards(1)			Equity Incentive Plan Awards(2)			Stock		lying	Option	Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units		Option	Awards	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)		(#)	($/Sh)	($)(5)

Jeffrey L. Turner,	—	—	—	—	131,700	526,800	1,053,600	—		—	—	—
President & CEO	N/A	146,835	587,339	1,174,678	—	—	—	—		—	—	N/A
	5/04/2010	—	—	—	—	—	—	109,776	(3)	—	—	2,370,613
Phil D. Anderson,	—	—	—	—	13,500	54,000	108,000	—		—	—	—
SVP, CFO	N/A	30,093	120,370	240,740	—	—	—	—		—	—	N/A
	5/04/2010	—	—	—	—	—	—	16,926	(3)	—	—	365,517
Ronald C. Brunton,	—	—	—	—	78,125	312,500	625,000	—		—	—	—
SVP, Special	N/A	62,500	250,000	500,000	—	—	—	—		—	—	N/A
Assignments	5/04/2010	—	—	—	—	—	—	23,154	(3)(4)	—	—	500,011
John Lewelling,	—	—	—	—	56,250	225,000	450,000	—		—	—	—
SVP/GM, Wing Systems	N/A	56,250	225,000	450,000	—	—	—	—		—	—	N/A
Segment	5/04/2010	—	—	—	—	—	—	17,366	(3)	—	—	375,018
H. David Walker,	—	—	—	—	35,250	141,000	282,000	—		—	—	—
SVP/CTO, Business	N/A	35,250	141,000	282,000	—	—	—	—		—	—	N/A
Development	5/04/2010	—	—	—	—	—	—	18,500	(3)	—	—	399,508

(1)	2010 STIP cash awards, paid in February 2011, were granted and earned in 2010. The actual cash awards for the Named Executive Officers for 2010 are reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

(2)	The Company did not grant any STIP restricted stock awards in 2010.

(3)	The LTIP restricted stock awards will vest annually at a rate of 33% beginning May 4, 2012 if such Named Executive Officer remains employed on each annual vesting date.

(4)	Mr. Brunton retired from all of his positions held with the Company at the end of 2010, and as a result forfeited all of his unvested LTIP restricted stock awards.

(5)	Represents the grant date fair value of each equity award computed in accordance with FASB’s authoritative guidance on stock-based compensation accounting and includes amounts from awards granted in 2010. Additional information concerning the Company’s accounting for stock awards may be found in Note 14 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for 2010.

Outstanding Equity Awards at End of Fiscal Year 2010

The following table presents information concerning the number and value of unvested restricted stock grants to our Named Executive Officers under our LTIP, STIP and EIP plans outstanding as of December 31, 2010. We have not granted any options or option-like awards.

	Option Awards					Stock Awards
Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
			Equity					of	Value of
			Incentive					Unearned	Unearned
			Plan				Market	Shares,	Shares,
			Awards:				Value	Units or	Units or
	Number of	Number of	Number of			Number of	of Shares or	Other	Other
	Securities	Securities	Securities			Shares or	Units of	Rights	Rights
	Underlying	Underlying	Underlying	Option		Units of	Stock That	That	That Have
	Unexercised	Unexercised	Unexercised	Exercise	Option	Stock That	Have Not	Have Not	Not
	Options (#)	Options (#)	Unearned	Price	Expiration	Have Not	Vested(6)	Vested	Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date	Vested (#)	($)	(#)	($)

Jeffrey L. Turner,	—	—	—	—	—	561,770(1)	11,690,434	—	—
President & CEO
Philip D. Anderson,	—	—	—	—	—	28,384(2)	590,671	—	—
SVP, CFO
Ronald C. Brunton,	—	—	—	—	—	138,340(3)	2,878,855	—	—
SVP, Special Assignments
John Lewelling,	—	—	—	—	—	152,899(4)	3,181,828	—	—
SVP/GM, Wing Systems Segment
H. David Walker,	—	—	—	—	—	98,434(5)	2,048,412	—	—
SVP/CTO, Business Development

(1)	(i) 237,028 restricted Class B shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in “Compensation Discussion & Analysis” under “Executive Incentive Plan (EIP)”, and (ii) (a) 214,966 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2011, and (b) 109,776 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 4, 2012, in each case, if Mr. Turner remains employed by the Company or any of its subsidiaries on each annual vesting date.

(2)	(i) 2,081 restricted Class A shares granted under the LTIP will vest on May 5, 2011, (ii) 1,040 restricted Class A shares granted under the LTIP will vest on May 5, 2012, (iii) 8,337 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2011, and (iv) 16,926 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 4, 2012, in each case, if Mr. Anderson continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(3)	(i) 59,246 restricted Class B shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in “Compensation Discussion & Analysis” under “Executive Incentive Plan (EIP)”, and (ii) (a) 55,940 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2011, and (b) 23,154 restricted Class A shares granted under the LTIP would have vested annually at a rate of 33% beginning on May 4, 2012, in each case, if Mr. Brunton had continued to be employed by the Company or any of its subsidiaries on each such vesting date. Mr. Brunton retired from all of his positions held with the Company at the end of 2010, and as a result forfeited all of his unvested LTIP restricted stock awards.

(4)	(i) 93,578 restricted Class B shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in “Compensation Discussion & Analysis” under “Executive Incentive Plan (EIP)” (including 30,209 shares that vested and were sold on January 4, 2011 solely to satisfy Mr. Lewelling’s tax obligations under the EIP), and (ii) (a) 41,955 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2011, and (b) 17,366 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 4, 2012, in each case, if Mr. Lewelling continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(5)	(i) 47,001 restricted Class B shares granted under the EIP do not vest unless and until certain conditions have been satisfied, as described in “Compensation Discussion & Analysis” under “Executive Incentive Plan (EIP)”, and (ii) 32,933 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 5, 2011, and (b) 18,500 restricted Class A shares granted under the LTIP will vest annually at a rate of 33% beginning on May 4, 2012, in each case, if Mr. Walker continues to be employed by the Company or any of its subsidiaries on each such vesting date.

(6)	Market value calculated by multiplying the number of shares by $20.81, the closing price per share of our Class A Common stock on the last trading day of our fiscal year 2010. Upon vesting, shares of Class B Common stock are convertible into shares of Class A Common stock on a one-for-one basis.

Option Exercises and Stock Vested for Fiscal Year 2010

The following table presents information concerning the vesting of restricted stock for our Named Executive Officers during the fiscal year ended December 31, 2010. We have not granted any options or option-like awards.

	Option Awards		Stock Awards
	Number		Number
	of Shares	Value	of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting(6)
Name	(#)	($)	(#)	($)

Jeffrey L. Turner, President & CEO	—	—	154,560(1)	3,092,291
Philip D. Anderson, SVP, CFO	—	—	5,451(2)	106,681
Ronald C. Brunton, SVP, Special Assignments	—	—	51,368(3)	1,011,087
John Lewelling, SVP/GM, Wing Systems Segment	—	—	24,176(4)	472,473
H. David Walker, SVP/CTO, Business Development	—	—	22,908(5)	454,301

(1)	Represents 32,862 Class A shares of restricted stock awarded by us under the STIP and 121,698 Class B shares of restricted stock awarded by us under the EIP.

(2)	Represents 3,369 Class A shares of restricted stock awarded by us under the STIP and 2,082 Class A shares of restricted stock awarded by us under the LTIP.

(3)	Represents 20,943 Class A shares of restricted stock awarded by us under the STIP and 30,425 Class B shares of restricted stock awarded by us under the EIP.

(4)	Represents 14,036 Class A shares of restricted stock awarded by us under the STIP and 10,140 Class B shares of restricted stock awarded by us under the EIP.

(5)	Represents 7,293 Class A shares of restricted stock awarded by us under the STIP and 15,615 Class B shares of restricted stock awarded by us under the EIP.

(6)	Class A shares of restricted stock awarded by us under the STIP vested on February 20, 2010. The closing price of our Class A Common stock on February 22, 2010, the first market trading day after the vesting date, which was a Saturday, was $18.70. With the exception of shares awarded to Mr. Lewelling, Class B shares of restricted stock awarded by us under the EIP vested on September 12, 2010. The closing price of our Class A Common stock on September 13, 2010, the first market trading day after the vesting date, which was a Sunday, was $20.36. Class B shares of restricted stock awarded by us to Mr. Lewelling under the EIP vested on January 1, 2010. The closing price of our Class A Common stock on January 4, 2010, the first market trading day after the vesting date, which was a market holiday, was $20.71. Class A shares of restricted stock awarded by us under the LTIP vested on May 5, 2010 at $20.98, the closing price of our Class A Common stock on such date.

Pension Benefits

The following table presents information concerning benefits received under the Company’s Pension Value Plan by the Named Executive Officers during the fiscal year ended December 31, 2010.

		Number of		Present Value
		Years		of	Payment
		Credited		Accumulated	During Last
		Service		Benefit	Fiscal Year
Name	Plan Name	(#)		($)	($)

Jeffrey L. Turner, President & CEO	Pension Value Plan	29.6715	(1)	1,009,640	0
Philip D. Anderson, SVP, CFO	—	—		—	—
Ronald C. Brunton, SVP, Special Assignments	—	—		—	—
John Lewelling, SVP/GM, Wing Systems Segment	—	—		—	—
H. David Walker, SVP/CTO, Business Development	—	—		—	—

(1)	As reported by Boeing under a Boeing Prior Plan (as defined below), and includes service with Boeing. See narrative below.

Effective June 17, 2005, pension assets and liabilities were spun-off from three of Boeing’s qualified plans (each, a “Prior Plan”) into four Spirit qualified plans for each Spirit employee who did not retire from Boeing by August 1, 2005. Each Prior Plan was frozen as of June 16, 2005, for future service credits and pay increases. Effective December 31, 2005, all four qualified plans were merged together into the Spirit AeroSystems Holdings, Inc. Pension Value Plan (“PVP”).

One of our Named Executive Officers, the chief executive officer, is a participant in the PVP. Mr. Brunton retired from Boeing and is not a participant in the PVP. Our other three Named Executive Officers were not employees of Boeing. Benefits under the PVP applicable to Mr. Turner are based upon a Prior Plan benefit plus a Cash Balance benefit. An actuarial determination of the Prior Plan benefit was completed by Boeing based on service and final average pay through December 31, 1998, and indexed for changes in base pay through June 16, 2005. The Prior Plan amounts are payable as a life annuity beginning at normal retirement (age 65), with the full benefit payable upon retirement on or after age 60. Under the Cash Balance benefit formula, employees received Benefit Credits based on their age at the end of each plan year through June 16, 2005. The annual Benefit Credit was a specified percentage of eligible pay, ranging from 3% at ages younger than 30 to 11% upon reaching age 50. Eligible pay included base pay and executive incentive pay, limited to Code’s Section 401(a)(17) limits. The Benefit Credits ceased upon freezing of the Prior Plan; however, employees continue to receive Interest Credits each year. The Interest Credits for each year are based on the 30-year Treasury Rate as of November of the prior year, with a minimum of 5.25% and maximum of 10%. The Cash Balance account is converted to a life annuity upon an active employee’s retirement using a factor of 11.

The PVP is fully paid for by the Company and employees are vested after reaching three years of service. Vesting service continues to accumulate after June 16, 2005, for continued employment. Mr. Turner is fully vested in his benefit.

The normal retirement age under the Plan is 65. There are various early retirement ages allowed under the plan for the various benefits provided to employees. Mr. Turner is currently entitled to early retirement benefits. The Prior Plan benefit is reduced by 2% for each year that benefits commence prior to age 60. Mr. Turner is currently 59 years of age. Projected annual benefits payable upon retirement at age 60 are $81,199 for Mr. Turner. If he retires at age 65, the annual benefit amount is $86,776.

For purposes of the calculations shown in the “Pension Benefits” table, we assume that the Named Executive Officer elects a single life annuity form of payment. The present value determination is based on the RP2000 Sex Distinct Mortality Table projected to 2018 with white collar adjustment and a 5.67% discount rate. The Interest Crediting Rate used in the calculations is 5.25% for each future year. The present values were calculated assuming the Named Executive Officer retires and commences receipt of benefits at age 60.

We also maintain the SERP, which provides supplemental, nonqualified retirement benefits to executives who (1) had their benefits transferred from a Boeing nonqualified plan to the SERP and (2) did not elect to convert their SERP benefit into phantom shares as of June 17, 2005. Benefits under this plan were also frozen as of the date of the Boeing Acquisition. There are no SERP annuity benefits payable in the future to the Named Executive Officers.

Other Retirement Benefits

We sponsor the Spirit AeroSystems Holdings, Inc. Retirement & Savings Plan (“RSP”), a qualified plan covering certain eligible employees. Under the RSP, we make a matching contribution of 75% of the employee’s contributions to a maximum 6% of compensation match based on employee contributions of 8% of compensation. Compensation for this plan is base pay, subject to compensation limits prescribed by the IRS. The matching contributions are immediately 100% vested.

Non-matching contributions, based on an employee’s age and vesting service, are made at the end of each calendar year for certain employee groups. Each Named Executive Officer is eligible for these contributions for each year that he (1) is employed by us as of December 31 and (2) receives a year of vesting service. If age plus vesting service totals less than 60, employees receive 1.5% of base salary as a non-matching Company contribution; if age plus vesting service totals at least 60 but less than 80, employees receive 3% of base salary; and if age plus vesting service totals at least 80, employees receive a 4.5% of base salary contribution. These contributions are 25% vested at two years, 50% vested at three years, 75% vested at four years, and 100% vested at five years of vesting service, which includes prior service with Boeing.

In addition, we contribute amounts for certain employees eligible for transition contributions. In general, employees who became our employees on June 17, 2005, did not retire from Boeing, and had at least five years of vesting service as of that date are eligible for such transition contributions. Mr. Turner is our only Named Executive Officer entitled to such transition contributions. Transition contributions are paid at the end of each calendar year for a number of years equal to the employee’s vesting service as of June 17, 2005, up to a maximum of 15 years. For vesting service from 5-9 years, such transition contribution is 1.5% of base salary per year; for 10-14 years, it is 2.5% of base salary per year; and for at least 15 years, it is 3.5% of base salary per year. These contributions become vested after three years of vesting service with us or upon reaching age 60, if earlier.

RSP matching contributions, non-matching contributions, and Transition Contributions are included in the “Summary Compensation Table” above as a component of “All Other Compensation” for the eligible Named Executive Officer.

We make post-retirement medical and dental coverage available to all employees who retire from the Company at age 55 or later, provided they have at least 10 years of service and participated in our medical and dental plans prior to retirement. Employees pay the full cost of coverage for this benefit — we do not pay any subsidy. For employees previously employed by Boeing whom we hired as of June 17, 2005, we provide subsidized post-retirement medical and dental coverage upon early retirement after attaining age 62 with 10 years of service. Subject to paying the same employee premiums as an active employee, early retirees may maintain their medical and dental coverage until attainment of age 65 or Medicare eligibility due to disability prior to age 65. Mr. Brunton retired from all of his positions held with the Company at the end of 2010 at age 62, and is eligible for the subsidized dental coverage. The subsidized medical and dental coverage will be available to Mr. Turner, provided he retires from the Company at or after age 62.

Nonqualified Deferred Compensation

The following table presents information concerning each of our defined contribution or other plans that provides for the deferral of compensation of our Named Executive Officers on a basis that is not tax qualified.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Jeffrey L. Turner, President & CEO	—	—	5,551	0	118,153
Philip D. Anderson, SVP, CFO	—	—	—	—	—
Ronald C. Brunton, SVP, Special Assignments	—	—	—	—	—
John Lewelling, SVP/GM, Wing Systems Segment	—	—	—	—	—
H. David Walker, SVP/CTO, Business Development	—	—	—	—	—

We also sponsor the Spirit AeroSystems Holdings Deferred Compensation Plan (“DCP”). This nonqualified plan allows eligible employees to defer receipt of a portion of their base salary or short-term incentive compensation. In addition, the DCP allows for discretionary contributions by the Company into a separate account in the DCP. Deferred amounts and amounts which we contribute to our employees’ accounts in the DCP are credited with a rate of return equal to 120% of the applicable federal long-term rate for October of the prior fiscal year. For 2010, the interest crediting rate was 4.93%. Accumulated amounts are payable to the participant in either a lump sum or installments upon separation from employment with the Company, or at the end of the deferral period selected by the participant upon enrollment in the DCP.

Contributions to the DCP labeled as “Registrant Contributions” (if any) are included as part of “All Other Compensation” in the “Summary Compensation Table”. There were no “above-market” earnings (defined by SEC rule as that portion of interest that exceeds 120% of the applicable federal long-term rate) under the plan during fiscal year 2010, as we used 120% of the applicable federal long-term rate to determine the amounts to be contributed.

Potential Payments Upon Termination or Change-in-Control

Termination of Employment

Spirit maintains employment agreements with the Named Executive Officers, except for Mr. Brunton, pursuant to which certain payments may be made, or benefits provided, in the event the executive’s employment is terminated. In addition, upon termination of employment, amounts may become payable to the Named Executive Officers pursuant to the SERP and/or the DCP.

Employment Agreements

Employment Agreements entered into by Spirit with Messrs. Turner and Anderson provide for varying types and amounts of payments and additional benefits upon termination of employment, depending on the circumstances of the termination.

•	Voluntary Termination by the Executive. In the event of voluntary termination by Mr. Turner, payment of one-half of the bonus that otherwise would have been payable pursuant to the STIP will be made (pro-rated for a partial year). Salary and benefits are continued only through the date of termination.

•	Involuntary Termination by Spirit for Cause. In the event of involuntary termination by Spirit for cause, no amounts are payable by reason of termination, other than salary and benefits payable through the date of termination. Generally, each of the Named Executive Officers’ employment agreements defines termination for “cause” to mean (1) the executive committing a material breach of his employment agreement or acts involving moral turpitude, including fraud, dishonesty, disclosure of confidential information, or the commission of a felony, or direct and deliberate acts constituting a material breach of his duty of loyalty to Spirit; (2) the executive willfully or continuously refusing to or willfully failing to perform the material duties reasonably assigned to him by the Board or the Company, as applicable, that are consistent with the provisions of his employment agreement where the refusal or failure does not result from a disability (as discussed below); or (3) the inability of the executive to obtain and maintain appropriate United States security clearances. Mr. Turner’s employment agreement states that his termination is not deemed to be for cause unless and until there shall have been delivered to the executive a copy of a resolution to that effect, duly adopted by the Board.

•	Expiration of Employment Agreement or Involuntary Termination by Spirit without Cause. In the event Mr. Turner’s employment terminates due to expiration of his employment agreement or involuntary termination by Spirit without cause, base salary generally will be continued for 24 months. Mr. Turner’s employment agreement is currently scheduled to expire on June 16, 2012, subject to annual automatic one-year extensions effective on the date that is one year before the then scheduled expiration date. In the event Mr. Anderson’s employment is terminated by Spirit before February 12, 2012 for any reason other than cause, base salary generally will be continued for 12 months. In addition, Mr. Turner will receive a bonus payment pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment pursuant to the STIP for each subsequent year (pro rated for any partial year) during which salary continuation payments are made (with such payments determined on the assumption that target performance is achieved for such years). Each of Messrs. Turner and Anderson will continue to receive medical and dental benefits during the period that salary continuation payments are made (subject to early termination in the event of new employment), with premiums paid by Spirit in the same proportion that premiums are paid on similar coverage for other executive officers.

Generally, any termination of any of the employment agreements with the Named Executive Officers by Spirit other than for cause, death, disability, or expiration of the employment period without renewal constitutes a termination without cause.

None of the Named Executive Officers’ employment agreements attempt to define circumstances constituting constructive termination by Spirit. However, each of the Named Executive Officers’ employment agreements are governed by Kansas law, which recognizes the concept that a resignation by the employee may constitute a constructive termination by the employer under certain circumstances.

For purposes of the EIP and the DCP, a termination for cause means a separation from service involving (i) gross negligence or willful misconduct in the exercise of the executive’s responsibilities; (ii) breach of fiduciary duty with respect to Spirit; (iii) material breach of any provision of an employment or consulting contract; (iv) the commission of a felony crime or crime involving moral turpitude; (v) theft, fraud, misappropriation, or embezzlement (or suspicion of the same); (vi) willful violation of any federal, state, or local law (except traffic violations and other similar matters not involving moral turpitude); or (vii) refusal to obey any resolution or direction of the executive’s supervisor or the Board. The Compensation Committee determines, in its sole discretion, whether an executive has incurred a separation from service that is a termination for cause under the EIP and DCP.

•	Disability. In the event Mr. Turner’s employment terminates due to disability, base salary, medical benefits, and life insurance benefits generally are continued until age 65. For this purpose, disability means the inability to render the services required under the employment agreement for a period of 180 days during any 12-month period. In the event Mr. Anderson’s employment is terminated by Spirit due to his disability before February 12, 2012, base salary, medical and dental benefits (with premiums paid by Spirit in the same proportion that premiums are paid on similar coverage for other executive officers) generally will be continued for 12 months.

•	Death. In the event Mr. Turner’s employment terminates due to death, base salary will be continued for the remaining term of the agreement. In addition, a bonus payment will be made to Mr. Turner’s estate pursuant to the STIP equal to the full amount of the bonus that otherwise would have been payable under the STIP (if any) for the year of termination, and a bonus payment for one subsequent year will be made pursuant to the STIP (with such payment determined on the assumption that target performance is achieved for such year).

The continued receipt of payments and benefits by Mr. Turner upon termination of employment due to expiration of his employment agreement or involuntary termination without cause is conditioned upon satisfaction, for a period of 24 months after termination of employment, of a covenant not to compete and a covenant not to solicit customers or employees of Spirit.

Spirit’s employment agreements with Messrs. Lewelling and Walker provide for the payment of certain compensation and benefits to each of Mr. Lewelling and Mr. Walker only upon termination of employment by Spirit without cause within two years after the effective date of his respective agreement. As each of Messrs. Lewelling and Walker has been employed by Spirit for longer than two years under his respective employment agreement, no additional compensation or benefits will be payable to either Mr. Lewelling or Mr. Walker pursuant to his employment agreement by reason of termination of their employment with Spirit.

Neither the Company nor Spirit had an employment agreement with Mr. Brunton. Accordingly, upon termination of his employment, salary and benefits continued only through the date of termination. Mr. Brunton retired from all of his positions held with the Company at the end of 2010. Effective as of January 1, 2011, Spirit entered into a consulting agreement with Mr. Brunton, pursuant to which Mr. Brunton will provide such consulting services as Spirit may reasonably request, in exchange for a consulting fee of $6,000 per month. The consulting agreement is for an initial term of one year, and Spirit has an option to renew the agreement for an additional one-year term. In the event Spirit terminated the consulting agreement prior to the end of the term other than as a result of the death or disability of Mr. Brunton, or a breach by Mr. Brunton of his obligations under the consulting agreement, Mr. Brunton would be entitled to his consulting fee for the remainder of the term.

Supplemental Executive Retirement Plan

Pursuant to the SERP, Mr. Turner holds 228,675 phantom stock units. Upon a “Change in Control” following a “Liquidity Event” (as defined in the SERP), Mr. Turner is entitled to receive payment with respect to each of those phantom stock units in an amount equal to (i) the market value of one share of Class B Common stock in the Company (determined as of the business day immediately preceding the date of payment), plus (ii) the amount of all dividends (other than stock dividends), if any, actually paid on one share of Class B Common stock in the Company during the period from June 16, 2005 through the date payment is made. A “Change in Control” under the SERP is a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding Onex), acquires (i) more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company’s equity interests), or (ii) all or substantially all of the assets of the Company or Spirit and all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company. A “Liquidity Event” under the SERP includes the initial public offering consummated by the Company on November 27, 2006. Thus, Mr. Turner will be entitled to payment under the SERP with respect to his phantom stock units upon any future “Change in Control.” Payment under the SERP will be made in a single lump sum in cash or stock as soon as administratively practicable following the change in control.

Deferred Compensation Plan

Pursuant to the DCP, the Named Executive Officers participating in the DCP are entitled to receive payment of amounts credited to their deferred compensation accounts under the DCP upon a separation from service with Spirit and its affiliates. Amounts are payable in a lump sum or in up to 15 annual installment payments, as elected by each participant (subject to the terms and conditions set forth in the DCP).

Payment to a participant of any employer matching or discretionary contributions made under the DCP is subject to satisfaction by the participant of noncompetition and nonsolicitation requirements during the term of the participant’s employment and for so long as the participant receives payments under the DCP and confidentiality requirements. In addition, the participant must not have been terminated for cause.

Summary Tables

The following tables summarize the amounts potentially payable upon termination of employment for each of Messrs. Turner and Anderson assuming termination occurred on December 31, 2010. For purposes of presenting amounts payable over a period of time (e.g., salary continuation), the amounts are shown as a single total but not as a present value (i.e., the single sum does not reflect any discount).

Jeffrey L. Turner

			Termination
			Upon		Involuntary
			Expiration of		Termination		Termination
	Voluntary	Termination	Employment		Without		Due to		Termination
	Termination	for Cause	Agreement		Cause		Disability		Due to Death

Salary Continuation	—	—	$1,000,000	(3)	$1,000,000	(3)	$2,750,000	(7)	$729,167	(10)
Future STIP Award	—	—	$4,233,412	(4)	$4,233,412	(4)	—		$2,733,412	(11)
Medical/Dental Insurance	—	—	$21,048	(5)	$21,048	(5)	$75,240	(8)	—
Life Insurance	—	—	—		—		$5,148	(9)	—
SERP (Phantom Stock)(1)	$4,758,727	$4,758,727	$4,758,727		$4,758,727		$4,758,727		$4,758,727
DCP—Employee(2)	$118,153	$118,153	$118,153		$118,153		$118,153		$118,153
EIP	—	—	—		$4,932,553	(6)	—		$4,932,553	(6)

(1)	228,675 phantom stock units multiplied by $20.81 (the NYSE closing price for our Class A Common stock on December 31, 2010).

(2)	Account balance as of December 31, 2010.

(3)	Base salary of $500,000 for 24 months.

(4)	100% of 2010 STIP award of $1,233,412, plus 2 additional years at target performance (300% of $500,000 base salary each year).

(5)	Average monthly company contribution toward medical and dental coverage ($789 medical and $88 dental) for 24 months. (In calculating the average premium for the company contribution toward Mr. Turner’s medical and dental coverage, a 9% increase per year was taken into consideration over the period of the coverage.

(6)	237,028 shares multiplied by per share value. Assumes all remaining equity interest in us held by Onex is disposed of in a transaction occurring as of December 31, 2010 (after termination of Mr. Turner’s employment), and “Return on Invested Capital” equals or exceeds 26%. Value per share of restricted stock assumed to be $20.81 (the closing price for our Class A Common stock on December 31, 2010).

(7)	Base salary ($500,000) continued to age 65 (5 1/2 years).

(8)	Average monthly company contribution toward medical and dental coverage ($1,024 medical and $116 dental) continued to age 65 (5 1/2 years). (In calculating the average premium for the company contribution toward Mr. Turner’s medical and dental coverage, a 9% increase per year was taken into consideration over the period of the coverage.)

(9)	Monthly company contribution toward life insurance coverage ($78) continued to age 65 (5 1/2 years).

(10)	Base salary ($500,000) continued to June 15, 2012 (17 1/2 months).

(11)	100% of 2010 STIP award of $1,233,412, plus 1 additional year at target performance (300% of $500,000 base salary).

Philip D. Anderson

Termination
Upon
			Expiration of	Involuntary		Termination
	Voluntary	Termination	Employment	Termination		Due to		Termination
	Termination	for Cause	Agreement	Without Cause		Disability		Due to Death

Salary Continuation	—	—	—	$215,000	(1)	$215,000	(1)	—
STIP Award	—	—	—	—		—		—
LTIP Award	—	—	—	—		—		—
Medical/Dental Insurance	—	—	—	$15,144	(2)	$15,144	(2)	—

(1)	Base salary of $215,000 for 12 months.

(2)	Monthly company contribution toward medical and dental coverage ($1,133 medical and $129 dental) for 12 months.

Change in Control

Neither the Company nor Spirit maintains a change in control agreement or any other similar plan or arrangement intended specifically to provide income protection for executive officers upon a change in control. However, under the SERP, a change in control may result in payment of amounts with respect to phantom stock granted under the SERP. Under the EIP, a change in control may provide participants the opportunity to acquire an interest in restricted shares granted under the EIP and/or may increase the opportunity to acquire an interest in restricted shares upon a future liquidity event.

Executive Incentive Plan

Pursuant to the EIP, participants have the opportunity to acquire an interest in restricted shares granted under the EIP upon the occurrence of a “Liquidity Event.” A “Liquidity Event” is defined under the EIP to include a “Change in Control.” A “Change in Control” is defined under the EIP as a transaction pursuant to which a person, or more than one person acting as a group (in either case, however, excluding Onex), acquires (i) more than 50% of the total voting power of the stock of the Company (including, but not limited to, acquisition by merger, consolidation, recapitalization, reorganization, or sale or transfer of the Company’s equity interests), or (ii) all or substantially all of the assets of the Company or Spirit and all or substantially all of the proceeds from such transaction are distributed to the stockholders of the Company. Thus, upon a “Change in Control” under the EIP, participants may have the opportunity to acquire an interest in restricted shares granted under the EIP. On October 20, 2008, the Board amended the EIP to remove the change in control requirement from the EIP. Thus, to the extent EIP participants have been granted restricted stock under the EIP in which they have not yet acquired an interest as of June 16, 2015, they may acquire an interest in that stock on that date, regardless of whether a change in control has occurred.

Upon the occurrence of a “Liquidity Event” under the EIP (including a “Change in Control”), the number of restricted shares in which a participant acquires an interest (if any) depends on three factors, including a service factor (based on the number of years of service credited or deemed credited as of the “Liquidity Event”). Participants who are employed on the date of a “Liquidity Event” are deemed to have fully satisfied the service factor for purposes of determining the number of restricted shares in which such participant acquired an interest with respect to that Liquidity Event. In addition, upon a “Change in Control,” special rules apply for purposes of applying the service factor in the event of a subsequent “Liquidity Event.”

•	For each participant employed on the date of the “Change in Control” who either is not offered continued employment in a comparable position or continues employment after the “Change in Control” but, within 12 months, is either involuntarily terminated without cause or is assigned to a position that is not a comparable position, the service factor is deemed fully satisfied upon future liquidity events.

•	For each participant employed on the date of the “Change in Control” who is offered a comparable position but declines to accept it, the service factor is not deemed fully satisfied upon future liquidity events, but a more accelerated schedule applies for purposes of determining the extent to which the service factor has been satisfied.

Accordingly, a “Change in Control” under the EIP may increase the extent to which a participant may acquire an interest in restricted shares under the EIP upon a future “Liquidity Event.”

Summary Table

The following table summarizes the compensation that may become payable to the Company’s current Named Executive Officers upon a change in control, assuming the change of control occurred on December 31, 2010.

	SERP		EIP		Employment Agreement

Jeffrey L. Turner	$4,758,727	(1)	$4,932,553	(2)	—
Philip D. Anderson	—		—		—
Ronald C. Brunton	—		$1,232,909	(2)	—
John A. Lewelling	—		$1,947,358	(2)(3)	—
H. David Walker	—		$978,091	(2)	—

(1)	228,675 phantom stock units multiplied by $20.81 (the closing price for our Class A Common stock on December 31, 2010).

(2)	Number of restricted shares multiplied by per share value. Assumes all remaining equity interest in us held by Onex is disposed of in a transaction occurring as of December 31, 2010, and “Return on Invested Capital” equals or exceeds 26%. Therefore, EIP participants acquire an interest in all remaining shares of restricted stock. Value per share of restricted stock assumed to be $20.81 (the closing price for our Class A Common stock on December 31, 2010).

(3)	Includes 30,090 Class B shares sold on January 4, 2011 to pay withholding taxes.

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE COMPANY’S
AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

Proposed Amendment

The Compensation Committee (which administers the LTIP) has recommended, and the Board has approved, subject to approval by our stockholders at the Annual Meeting, the following amendment to the Spirit AeroSystems Holdings, Inc. Second Amended and Restated Long-Term Incentive Plan (the “LTIP”):

•	Increase of the number of shares of common stock available for grant under the LTIP by 3,000,000 shares (which will be fully offset by a corresponding 3,000,000 share reduction in the number of shares available for grant under the EIP).

If approved, this proposal would increase the maximum aggregate number of shares of the Company’s common stock authorized for issuance pursuant to the LTIP from 3,400,000 to 6,400,000 shares. All shares remaining available for future grants under the LTIP would continue to be shares of Class A Common stock. In the event that stockholder approval is received, the LTIP would be amended as set forth in Appendix A.

In addition, the Compensation Committee has recommended, and the Board has approved, subject to approval by our stockholders at the Annual Meeting of an amendment to the LTIP described herein, an amendment to the EIP to reduce the number of our shares of Class B Common stock available for awards under the EIP by 3,000,000 shares, in order to maintain the total number of shares available for awards under all of our equity compensation plans following the increase in shares available for awards under the LTIP. As a result, if our stockholders approve the amendment to the LTIP, there will be no increase in the total number of shares available to be granted under our equity compensation plans.

Discussion of the Amendment

The LTIP was originally adopted on January 1, 2006, amended and restated on December 1, 2006 and amended and restated effective as of April 22, 2008. When the LTIP was amended and restated effective April 22, 2008, 3,400,000 shares of Class A Common stock were reserved for issuance under the plan. As of the Record Date, 827,416 shares remained available for future award grants. We believe that as a result of an amendment to the EIP to reduce the number of our shares of Class B Common stock available for awards under the EIP by 3,000,000 shares, the number of shares currently available under the LTIP does not give us sufficient authority and flexibility to adequately provide for future incentives. We believe that operation of the LTIP is critical to attracting and retaining employees, consultants and independent contractors in a competitive labor market, which is essential to our long-term growth and success. We compete with several companies who are similarly engaged in original parts design and manufacturing of commercial aerostructures, including certain successful and high profile organizations, for a limited pool of talented people. In addition, as the awards granted to executive employees under the LTIP will typically vest over several years, the LTIP is an important retention tool.

The purpose of the amendment to the LTIP is to authorize adequate shares to fund expected awards under our long-term incentive program. As a result of the amendment to the EIP to reduce the number of our shares of Class B Common stock available for awards under the EIP by 3,000,000 shares, as described above the increased number of shares available under the LTIP will not result in any potential equity dilution to our stockholders and will allow us to continue awarding long-term equity incentives under the LTIP, which are an important component of our overall compensation program. We currently expect, based on anticipated future grants of awards under the LTIP, that the additional 3,000,000 shares requested will fund the long-term equity incentive program through the end of fiscal 2015. As of the Record Date, the market value of the additional 3,000,000 shares proposed to be made available for issuance under the LTIP would have been approximately $76 million, calculated by multiplying the number of shares by $25.33, the closing price per share of the Company’s Class A Common stock on such date.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN.

Description of the LTIP

The following is a summary of the principal features of the LTIP. This summary does not purport to be a complete description of all of the provisions of the LTIP. It is qualified in its entirety by reference to the full text of the LTIP. A copy of the LTIP as proposed to be amended pursuant to this Proposal 2 has been filed electronically with the SEC and included as Appendix A to this Proxy Statement. Any stockholder who desires to obtain a copy of the plan may do so by written request to us.

Administration. The Compensation Committee administers the LTIP. Subject to the terms of the LTIP, the Compensation Committee has complete discretion and authority to: (i) interpret the LTIP, (ii) establish and amend rules and regulations relating to the LTIP, (iii) designate the individuals that are eligible to participate in the LTIP, (iv) determine whether an award will be made in cash, shares or both, (v) determine the amount of an award and the terms, conditions, restrictions and limitations of awards, and (vi) make all other determinations it deems necessary or advisable for the administration of the LTIP.

Eligibility, Limitations and Types of Awards Under the LTIP. Awards under the LTIP may be granted only to employees, consultants and contractors of the Company and the Company’s wholly-owned subsidiary, Spirit. The Compensation Committee selects, in its sole discretion, the individuals who participate in the LTIP.

The LTIP authorizes the grant of awards consisting of restricted stock. No LTIP participant may elect the amount of his or her benefit under the LTIP, it being within the sole discretion of the Compensation Committee to determine the amount of benefits to be offered under the LTIP, if any.

Restricted Stock. An award of restricted stock is a grant to the recipient of a specified number of shares of common stock, subject to certain forfeiture conditions as described below under “Service and Performance Based Awards”. LTIP participants are not required to pay any consideration to the Company at the time of a grant of restricted stock. Shares that are subject to awards which expire or for any reason are cancelled, terminated, or forfeited, or for any other reason are not paid or delivered under the LTIP will again be available for subsequent awards under the plan. Shares exchanged or withheld to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the plan.

Service-Based Awards. The Compensation Committee will determine the vesting schedules for shares granted under the LTIP. Grants to executive employees under the LTIP since 2008 have generally vested annually at a rate of 33% beginning on or about the second anniversary of the grant date, and we expect to continue this practice.

Dividends/Ownership Rights. In the event a dividend is declared on shares of the Company’s common stock, dividends on the restricted stock grants will be cumulated and paid to LTIP participants only at the time and to the extent they acquire an interest in such restricted stock. A participant under the LTIP does not have the rights of a stockholder with respect to any restricted stock unless and until the stockholder acquires such an interest in such restricted stock.

Non-Transferability of Awards. Subject to certain exceptions contained in the LTIP, awards of restricted stock granted under the LTIP generally are not transferable by the recipient, and are further subject to such conditions and restrictions on transfer as are set forth in the Company’s certificate of incorporation and bylaws, as well as any other agreements to be entered into by the Company and the LTIP participants as the Compensation Committee deems necessary or appropriate. The Compensation Committee has discretion, however, to establish written conditions and procedures for the transfer of awards of restricted stock to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and otherwise comply with the governing documents of the Company.

Duration, Effectiveness, Amendment and Termination. The LTIP will continue in effect until terminated by us. The Board may amend the LTIP at any time and for any reason; provided, that, any such amendment will be subject to stockholder approval to the extent required by applicable laws, regulations or rules. An amendment will also be subject to a participant’s consent if such amendment will reduce the amount of the benefit that the participant is then entitled to receive; provided, that, no consent shall be required to the extent the Board determines, in its sole discretion, that such amendment is required by applicable laws.

Federal Income Tax Considerations

The following is a brief summary of the U.S. federal income tax consequences applicable to awards granted under the LTIP based on the federal income tax laws in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties.

Restricted Stock. Restricted stock received pursuant to awards under the LTIP is considered subject to a substantial risk of forfeiture for federal income tax purposes. A participant who receives an award of restricted stock and who does not make the election described below recognizes no taxable income upon the grant of restricted stock. When the restrictions with respect to the stock lapse, the participant recognizes ordinary income equal to the then fair market value of the shares and, subject to Section 162(m) of the Code, we are entitled to a corresponding deduction. Upon a subsequent sale of the shares, the participant realizes short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Dividends on restricted stock are treated as ordinary income at the time paid.

A participant may elect, pursuant to Section 83(b) of the Code, to recognize compensation income with respect to the shares when the shares are granted rather than at the time the restrictions lapse, in an amount equal to the fair market value of the shares at the time of the grant. We are generally entitled to a corresponding deduction at that time. By making a Section 83(b) election, the LTIP participant realizes no additional compensation income with respect to the shares when the restrictions lapse. A participant will recognize capital gain or loss with respect to the shares when they are subsequently sold. A Section 83(b) election must be filed with the Internal Revenue Service within 30 days of the date the shares of restricted stock are granted.

Section 162(m) Limitations. Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to our chief executive officer and to each of our other three most highly compensated executive officers (other than our chief financial officer). The general rule is that annual compensation paid to any of these specified executives is deductible only to the extent that it does not exceed $1,000,000.

Withholding. The Company is entitled to deduct from the payment of any award under the LTIP all applicable income and employment taxes required by federal, state, local or foreign law to be withheld.

Specific Benefits

If the proposed increase in the share limit for the LTIP had been in effect in 2010, the Company expects that its award grants for 2010 would not have been different from those actually made in that year under the plan.

Vote Required

Unless otherwise instructed, the proxy holders will vote proxies received by them “FOR” this Proposal 2. This Proposal 2 will be approved if stockholders entitled to cast a majority of the votes which all stockholders present, in person or by proxy, are entitled to vote on the matter, vote “FOR” the proposal.

Securities Authorized for Issuance under the Company’s Equity Compensation Plans

The following table represents restricted shares outstanding under the EIP, the Director Stock Plan, the STIP and the LTIP as of December 31, 2010.

Equity Compensation Plan Information

Number of Securities
Remaining Available
	Number of Securities		for Future Issuances
	to be Issued	Weighted-Average	Under the Equity
	Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column(a))
	(a)	(b)	(c)

Restricted Stock Awards
Equity compensation plans approved by security holders(1)(2)	N/A (3)	$—	11,496,069 (4)
Equity compensation plans not approved by security holders(2)	—	$—	—
Total	N/A (3)	$—	11,496,069 (4)

(1)	Approved by the Company’s stockholders in place before the Company’s initial public offering. Amendments were approved by the Company’s stockholders in 2008.

(2)	The Company’s equity compensation plans provide for the issuance of incentive awards to its officers, directors, employees and consultants in the form of stock appreciation rights, restricted stock, restricted stock units and deferred stock, in lieu of cash compensation.

(3)	There were 1,523,338 Class A shares and 2,101,823 Class B shares outstanding under the EIP, the Director Stock Plan, the STIP and the LTIP as of December 31, 2010.

(4)	As of December 31, 2010, there were 6,340,138, 2,499,731, 1,769,531 and 886,669 securities available for future issuance under the EIP, the Director Stock Plan, the STIP and the LTIP, respectively.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Overview

Section 951 of the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the applicable proposed SEC rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis”, our executive officer compensation program is designed to:

•	Attract, retain, and motivate highly qualified executive officers by offering total compensation that is competitive with that offered by similarly situated companies and that maintains a substantial portion of total compensation at-risk;

•	Provide differentiated compensation levels to reflect differing performance levels and responsibilities among our executive officers;

•	Promote and reward the achievement of our short- and long-term objectives that the Board and management believe will lead to sustained profitability and long-term growth in stockholder value through the incorporation of measurable performance objectives into the compensation arrangement; and

•	Align the interests of our executive officers with those of our stockholders by tying executive compensation to stockholder return and value.

Additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our Named Executive Officers, are described under the section entitled “Executive Compensation — Compensation Discussion and Analysis”.

The Compensation Committee regularly reviews best practices related to executive compensation to ensure that our executive officer compensation program achieves the desired goals stated above.

We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. We believe that the executive compensation as disclosed in our Compensation Discussion and Analysis, tabular disclosures and other narrative executive compensation disclosure in this Proxy Statement aligns with our peer group pay practices and coincides with our compensation philosophy.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed by the Company pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board, but the Board will review the voting results when making future compensation decisions.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 3 if you want your broker to vote your shares on the matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Overview

At least once every six years, the Dodd-Frank Act also enables our stockholders to indicate how frequently they believe we should conduct the advisory (non-binding) vote on the compensation of our Named Executive Officers, as disclosed pursuant to the applicable SEC executive compensation disclosure rules, such as Proposal 3 included in this Proxy Statement. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on the compensation of our Named Executive Officers once every three years, two years, or one year.

After careful consideration of the various arguments supporting each vote frequency level, our Board has determined that conducting an advisory vote on the compensation of our Named Executive Officers every three years is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a three-year interval for the advisory vote on the compensation of our Named Executive Officers.

In formulating its recommendation, our Board considered that a triennial advisory vote on executive compensation is a reasonable frequency because it will provide stockholders with the ability to assess the effectiveness of the Company’s awards of long-term incentive compensation. Consistent with the Company’s emphasis on performance-based incentive compensation, these long-term incentive awards represent a significant portion of total executive compensation. The Company weights the total compensation of the Named Executive Officers more heavily towards cash incentive bonuses and long-term equity incentive compensation than the Company believes is customary for comparable companies. Therefore, while the Company seeks to set the potential total compensation of our executive officers comparable to that of the median for executive positions at the companies included in the compensation surveys used, the Company generally sets the base salary, as the fixed component of the compensation package of our executive officers, at levels below the market median. The Company uses long-term equity incentive awards in order to align the interests of the Company’s executives and the Company’s stockholders by providing executives with strong incentives to increase stockholder value and a significant reward for doing so. A triennial vote will enable stockholders to evaluate the effectiveness of long-term equity incentive awards, which is a significant portion of executive compensation, in achieving these objectives over a longer period of time, which is consistent with the long-term nature of this form of compensation and the Company’s corresponding long-term business strategies and objectives.

You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year, or you may abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every three years, two years, or one year, that receives the highest number of votes cast for this resolution will be determined to be the stockholders’ preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed by the Company pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The option of three years, two years or one year that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our Named Executive Officers that has been selected by stockholders. This vote is an advisory vote and is therefore not binding on the Company or the Board. However, the Board and the Compensation Committee will review the voting results in making a decision as to the policy to be adopted by the Board on the frequency of future advisory votes on the compensation of our Named Executive Officers. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on the compensation of our Named Executive Officers more or less frequently than the option approved by our stockholders.

Under the rules of the NYSE, brokers are prohibited from giving proxies to vote on executive compensation matters unless the beneficial owner of such shares has given voting instructions on the matter. This means that if your broker is the record holder of your shares, you must give voting instructions to your broker with respect to Proposal 4 if you want your broker to vote your shares on the matter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED BY THE COMPANY PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 5: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

PricewaterhouseCoopers LLP currently serves as the Company’s independent registered public accounting firm, and that firm conducted the audit of the Company’s accounts for fiscal year 2010. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year 2011, and the Board is asking stockholders to ratify that selection. Selection of the Company’s independent registered public accounting firm is not required to be submitted to a vote of the stockholders of the Company for ratification. Although the Sarbanes-Oxley Act of 2002, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the Company’s independent registered public accounting firm, the Board considers the selection of the independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.

If a majority of votes cast on this matter are not cast in favor of the selection of PricewaterhouseCoopers LLP, the Audit Committee and the Board will reconsider the selection of such firm as the Company’s independent registered public accounting firm. Even if stockholders vote on an advisory (non-binding) basis in favor of the selection, the Audit Committee may, in its discretion, direct the selection of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

Unless otherwise instructed, the proxy holders will vote proxies received by them “FOR” the proposal. The affirmative vote of a majority of the votes of the shares of common stock represented at the meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current fiscal year.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Report of the Audit Committee

The Board has a separately-designated standing Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal controls regarding finance, accounting, legal and regulatory compliance, and ethics that the Board and the Company’s management have established, and the Company’s auditing, accounting, and financial reporting processes generally. The Audit Committee annually selects the Company’s independent registered public accounting firm and evaluates the independence, qualifications, and performance of the Company’s internal auditors and the independent registered public accounting firm. The Audit Committee establishes procedures for and oversees receipt, retention, and treatment of complaints received by the Company regarding accounting, internal control, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended December 31, 2010, as well as the representations of management regarding the Company’s internal control over financial reporting. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls, management’s representations regarding internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm all items required by the standards of the Public Company Accounting Oversight Board, including the Statement on Auditing Standards, No. 61, as amended by AICPA, Professional Standards, Vol. 1, AU section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management.

The Audit Committee has relied on management representations that the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and on the opinion of the independent registered public accounting firm included in their report to the Company’s audited financial statements.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC, and selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

Audit Committee
Francis Raborn, Chairman
Charles L. Chadwell
Ivor (Ike) Evans
James L. Welch

Fees Billed by the Independent Registered Public Accounting Firm

The fees incurred by the Company, including its majority-owned subsidiaries, for services provided by PricewaterhouseCoopers LLP, the independent registered public accounting firm, in 2010 and 2009 are set forth below.

	December 31,	December 31,
	2010	2009
	(Dollars in thousands)

Audit Fees(1)	$3,459.1	$3,348.9
Audit-Related Fees(2)	$196.5	$199.6
Tax Fees(3)	$93.8	$78.9
All Other Fees(4)	$—	$58.3

Total	$3,749.4	$3,685.7

(1)	Represents fees and expenses for professional services provided in connection with the audit of the Company’s annual financial statements and review of the Company’s quarterly financial statements, statutory audits, and advice on accounting matters directly related to the audit and audit services provided in connection with other regulatory filings.

(2)	Amounts are primarily for assistance with the Company’s offerings of senior notes and Registration Statements on Form S-4 relating to exchange offers for such senior notes and non-recurring technical reviews requested by the Company.

(3)	Represents fees and expenses for preparation and review of tax returns and filings, tax consultations and advice related to compliance with tax laws, and tax planning strategies.

(4)	No fees or expenses were incurred in this category for fiscal year 2010. For 2009, amount is primarily for professional services provided to the Company.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Each year, the Audit Committee approves the terms on which the independent registered public accounting firm is engaged for the ensuing fiscal year. All non-audit services must be approved by the Audit Committee.

OTHER MATTERS

General

The Board does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider stockholder proposals (including proposals omitted from the Proxy Statement and form of proxy pursuant to the proxy rules of the SEC) and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

The Company’s Solicitation of Proxies

The Proxy accompanying this Proxy Statement is solicited by the Board. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. All of the costs of solicitation of proxies will be paid by the Company.

Stockholders Proposals to Be Presented at the Next Annual Meeting

Stockholders Proposals. Proposals of stockholders intended to be presented at the Company’s 2012 Annual Stockholder Meeting (i) must be received by the Company at its offices no later than November 23, 2011 (120 days preceding the one year anniversary of the Mailing Date), (ii) may not exceed 500 words, (iii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s Proxy Statement and form of proxy for that meeting, and (iv) must otherwise contain certain information specified in the Company’s By-laws.

Discretionary Proposals. Stockholders intending to commence their own proxy solicitations and present proposals from the floor of the 2012 Annual Stockholder Meeting in compliance with Rule 14a-4 promulgated under the Exchange Act must notify the Company of such intentions before February 6, 2012 (45 days preceding the one year anniversary of the Mailing Date). After such date, the Company’s proxy in connection with the 2012 Annual Stockholder Meeting may confer discretionary authority on the Board to vote.

The Company’s Website

In addition to the information about the Company and its subsidiaries contained in this Proxy Statement, extensive information about the Company can be found on its website located at www.spiritaero.com, including information about its management team, products and services and its corporate governance practices. The content on the Company’s website is available for information purposes only, and should not be relied upon for investment purposes, and is not deemed to be incorporated by reference into this Proxy Statement.

The Company makes available through its Internet website under the heading “Investor Relations”, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports after it electronically files such materials with the SEC. Copies of the Company’s key corporate governance documents, including its Corporate Governance Guidelines, Code of Ethics and Business Conduct, and charters for the Audit Committee and the Compensation Committee are available on the Company’s website, www.spiritaero.com.

The Company’s 2010 Annual Report, including a copy of its Annual Report on Form 10-K (which is not a part of the Company’s proxy soliciting materials), excluding exhibits, is being mailed to stockholders with this proxy statement. A copy of any or all exhibits to the Form 10-K will be furnished to any stockholder, without charge, upon receipt of a phone call or written request from such person. Such request may be made to the Company’s Investor Relations Department by writing to Spirit AeroSystems, Investor Relations, P.O. Box 780008, Wichita, KS, 67278-0008, or by calling (316) 523-7040 or by sending an email request to investorrelations@spiritaero.com.

By order of the Board of Directors.

Sincerely,

Michelle A. Russell
Senior Vice President, General Counsel and Secretary
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
March 22, 2011

APPENDIX A

Spirit AeroSystems Holdings, Inc. Third Amended and Restated Long-Term Incentive Plan

SPIRIT AEROSYSTEMS HOLDINGS, INC.
THIRD AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

SPIRIT AEROSYSTEMS HOLDINGS, INC.
THIRD AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

W I T N E S S E T H: That;

WHEREAS, the Company sponsors and maintains the Spirit AeroSystems Holdings, Inc. Second Amended and Restated Long-Term Incentive Plan (the “Plan”), pursuant to which specified incentive benefits are provided to Participants in the form of shares of the Company’s common stock, on the terms and conditions set forth herein; and

WHEREAS, the Company desires to amend the Plan to provide for additional shares of the Company’s common stock to be available for awards under the Plan; and

WHEREAS, it has become desirable to amend and restate the Plan in its entirety; and

WHEREAS, the Board of Directors of the Company has reviewed the terms and provisions hereof and found them satisfactory; and

WHEREAS, the shareholders of the Company have approved increasing the number of Shares available for awards under the Plan.

NOW, THEREFORE, effective as of the Effective Date, the Company hereby adopts this third amended and restated Plan on the terms and conditions set forth herein, which Plan will be known as the “Spirit AeroSystems Holdings, Inc. Third Amended and Restated Long-Term Incentive Plan.”

ARTICLE I — PURPOSE

Section 1.01.  Purpose.  The purpose of the Plan is to provide specified benefits in the form of Shares to Employees who are eligible to participate in the Plan, subject to certain conditions and restrictions, as set forth in the Plan. Effective as of the Effective Date, the maximum aggregate number of Shares that may be granted to Participants under the Plan shall be 6,400,000 shares of the Company’s Class A common stock.

ARTICLE II — DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings, unless the context clearly indicates otherwise.

Section 2.01.  Board of Directors means the Board of Directors of the Company.

Section 2.02.  Code means the Internal Revenue Code of 1986, as amended.

Section 2.03.  Committee means the Board of Directors or a committee appointed by, and serving at the pleasure of, the Board of Directors for purposes of administering the Plan, which committee shall operate under rules and procedures established by the Board of Directors from time to time for such purpose.

Section 2.04.  Company means Spirit AeroSystems Holdings, Inc., a Delaware corporation, or its successor.

Section 2.05.  Effective Date has the meaning set forth in Section 7.01.

Section 2.06.  Employee means a consultant or independent contractor of the Employer or any individual who is employed and compensated (by a payroll check issued directly from the Employer or Employer agent to the Employee or direct payroll deposit made to the Employee’s account by the Employer or Employer agent) by the Employer.

Section 2.07.  Employer means the Company, Spirit AeroSystems, Inc. (or its successor), and any other entity that adopts this Plan with the consent and approval of the Committee.

Section 2.08.  Participant means an Employee who has been designated by the Committee as eligible to participate in this Plan pursuant to Section 3.01. Where the context requires, the term “Participant” also shall include a former Participant.

Section 2.09.  Plan means this Spirit AeroSystems Holdings, Inc. Third Amended and Restated Long-Term Incentive Plan, as amended.

Section 2.10.  Separation from Service means the termination of employment (including termination of a consulting or independent contractor arrangement) with the Employer. The term includes, but is not limited to, a termination which arises from a Participant’s death, disability, discharge (with or without cause), or voluntary termination. In the case of an employee, the term shall not include any temporary absences due to vacation, sickness, or other leaves of absence granted to a Participant by the Employer. A Separation from Service shall not be deemed to occur, however, upon a transfer involving any combination of any entity comprising the Employer.

Section 2.11.  Shares means shares of the Company’s common stock.

Section 2.12.  Sole Discretion means the right and power to decide a matter, which right may be exercised arbitrarily at any time and from time to time.

ARTICLE III — ELIGIBILITY

Section 3.01.  Eligibility.  The Committee shall have the unrestricted right and power, which may be exercised in its Sole Discretion at any time and from time to time, to designate Employees who are eligible to participate in this Plan. The Committee also shall have the right, in its Sole Discretion, to terminate an individual’s future participation in this Plan.

ARTICLE IV — GRANTS OF SHARES

Section 4.01.  Grants.  The Committee may, in its Sole Discretion, establish an individual schedule or schedules for each Participant setting forth certain performance targets or goals for such Participant and a corresponding grant of Shares to a Participant under the Plan, which schedule may be revised by the Committee at any time and from time to time, in its Sole Discretion. In addition, the Committee may, in its Sole Discretion, make such other grants of Shares to Participants as it deems desirable from time to time.

From and after April 22, 2008 (the effective date of the adoption of the second amended and restated plan document for the Plan), grants of Shares under the Plan may be made only in shares of the Company’s Class A common stock.

In the event Shares are granted to a Participant under the Plan (which Shares shall be subject to the restrictions contained in this Plan, “Restricted Shares”), the Committee shall have the unrestricted right and power, in its Sole Discretion, to establish such terms, conditions, restrictions, or procedures related to a grant of such Restricted Shares as the Committee deems necessary or appropriate, including, but not limited to, requiring, as a condition precedent to a grant of such Restricted Shares under the Plan that a Participant execute such agreements with the Company and/or other shareholders in the Company as the Committee deems necessary or appropriate, in such form and substance as may be satisfactory to the Committee in its Sole Discretion. Participation by a Participant in any grant of Restricted Shares under the Plan shall neither limit nor require participation by the Participant in any other benefits under the Plan, it being within the Sole Discretion of the Committee to determine the individuals eligible to participate in the Plan and in a grant of Shares under the Plan. The Restricted Shares may be either previously issued Shares that have been reacquired by the Company or authorized but unissued Shares, as the Board of Directors shall from time to time determine. If any Participant’s interest in Restricted Shares granted under the Plan terminates, any Shares in which the Participant has no further interest shall again become available to be granted under the Plan.

Section 4.02.  Interest in Shares.  A Participant granted Restricted Shares on or after December 1, 2006 shall have no interest in those Shares upon grant and shall only acquire an interest in those Shares upon the

Participant being credited with such service as the Committee may determine in its Sole Discretion after the date such Shares are granted to the Participant. Restricted Shares granted to a Participant shall be deemed to have been granted as of the date designated and prescribed by the Committee. If a Separation from Service occurs following the grant of a Restricted Share and prior to completion of the prescribed service requirement, the Participant’s interest in such Share shall automatically terminate and be of no further force or effect.

Restricted Shares granted prior to December 1, 2006 shall be subject to the terms and conditions of this Plan at the time such Restricted Shares were granted.

Notwithstanding the foregoing, the Committee may at any time, in its Sole Discretion, credit a Participant service after the date Restricted Shares are granted to the Participant or otherwise increase the number of, or any Participant’s interest in, Restricted Shares granted under the Plan, if the Committee determines, in its Sole Discretion, it is in the best interests of the Company to do so.

Section 4.03.  Conditions.  Shares acquired under the Plan shall be subject to any and all terms, conditions, and restrictions set forth in the Company’s certificate of incorporation and bylaws, as well as any agreement entered into with respect to such Shares.

Section 4.04.  Restriction on Transfer of Shares.  Shares acquired under this Plan shall be subject to such conditions and restrictions on transfer as are set forth in the Company’s certificate of incorporation and bylaws, as well as any agreement entered into with respect to such Shares. Any voluntary or involuntary sale, assignment, transfer, or exchange of Shares acquired under the Plan that fails to satisfy or comply with any applicable condition or restriction on such sale, assignment, transfer, or exchange shall be void and of no effect and shall not bind or be recognized by the Company. No Shares may be transferred unless the transferee first executes, acknowledges, and delivers to the Company such instruments as the Company may deem necessary or advisable to effect the transfer.

Section 4.05.  Dividends.  Dividends declared by the Board of Directors with respect to Shares shall, with respect to any Restricted Shares, be cumulated and paid to the Participant only if and at the time, and to the extent that, the Participant acquires an interest in any such Restricted Shares in accordance with this Article IV.

Section 4.06.  No Rights of Stockholder.  Restricted Shares shall not be subject to transfer or assignment, and a Participant shall not have the rights of a stockholder in the Company with respect to Restricted Shares unless and until the Participant acquires an interest in such Restricted Shares in accordance with this Article IV.

Section 4.07.  Certificates and Legends.  The Company may, but shall not be required, to issue certificates with respect to Restricted Shares granted under the Plan. If certificates representing Restricted Shares are issued, such certificates will bear (until, in the opinion of counsel, which opinion must be reasonably satisfactory in form and substance to counsel for the Company, it is no longer necessary or required) the following legend:

The securities represented by this document are subject to the terms, conditions, restrictions, and contingencies, including restrictions on transfer and risk of forfeiture, contained in the Spirit AeroSystems Holdings, Inc. Third Amended and Restated Long-Term Incentive Plan, as amended from time to time, a copy of which is on file at the principal office of Spirit AeroSystems Holdings, Inc.

ARTICLE V — ADMINISTRATION

Section 5.01.  Committee.  The Committee shall have full power to administer this Plan in all of its details, which powers shall include, but are not limited to, the authority, in addition to all other powers provided by this Plan, to:

A. Determine in its Sole Discretion the eligibility of any individual to participate in the Plan;

B. Make discretionary interpretations regarding the terms of the Plan and make factual findings with respect to any issue arising under the Plan, including, but not limited to, the power to determine whether an individual is eligible to participate in the Plan or receive benefits under the Plan and whether an individual has incurred a Separation from Service, with its interpretation to be final and conclusive;

C. Compute the amounts payable for any Participant or other person in accordance with the provisions of the Plan, determine the manner and time for making such payments in accordance with the provisions of the Plan, and determine and authorize the person or persons to whom such payments will be paid;

D. Receive and review claims for benefits and render decisions respecting such claims under the Plan;

E. Make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of this Plan;

F. Appoint such agents, specialists, legal counsel, accountants, consultants, or other persons as the Committee deems advisable to assist in administering the Plan; and

G. Maintain all records of the Plan.

Section 5.02.  Reliance on Certificates, etc.  The members of the Committee, the Board of Directors, and the officers and employees of the Company shall be entitled to rely on all certificates and reports made by any duly appointed accountants and on all opinions given by any duly appointed legal counsel. Such legal counsel may be counsel for the Employer.

Section 5.03.  Plan Records.  In all matters related to administration of the Plan, the official determinations and records of the Plan, as made, identified, and maintained by the Committee, in its Sole Discretion, will control. In the event of any discrepancy between the official determinations and records of the Plan and any other document or communication, the official determinations and records of the Plan will control.

ARTICLE VI — AMENDMENT AND TERMINATION

Section 6.01.  Amendment.  The Board of Directors reserves the right, at will, at any time and from time to time, to modify, alter, or amend this Plan (including without limitation a retroactive modification, alteration, or amendment), in whole or in part, and any such modification, alteration, or amendment shall be binding upon the Company, the Committee, each Participant, any adopting Employer, and all other persons; provided, however, that no amendment shall, without the Participant’s (or present interest Beneficiary’s) written consent, reduce the amount of Shares that a Participant (or present interest Beneficiary) is then entitled to receive (the same as if the Participant had incurred a Separation from Service as of such date), including, but not limited to, any interest in Shares the Participant may have acquired under the Plan, subject to the terms and conditions of the Company’s certificate of incorporation, bylaws and any agreement entered into with respect to such Shares. Notwithstanding the foregoing, no consent shall be required and the Board of Directors shall have the right to modify, alter, or amend this Plan (including a retroactive modification, alteration or amendment), at will and at any time, if it determines, in its Sole Discretion, that such amendment is necessary to comply with applicable law, which shall include, but shall not be limited to, the right to retroactively apply any amendments necessary to comply with any provision of the Code or any judicial or administrative guidance.

Section 6.02.  Termination.  The Company will have no obligation whatsoever to maintain this Plan for any given length of time and may, at will and at any time, discontinue or terminate this Plan in whole or in part. In addition, an adopting Employer shall have the right to discontinue or terminate its participation in this Plan as to its Employees. Further, upon termination of the Plan, the rights of each Participant to acquire an interest in the Shares granted to such Participant under the Plan shall terminate.

ARTICLE VII — MISCELLANEOUS

Section 7.01.  Effective Date.  This third amended and restated Plan shall be effective from and after the later of (i) the date of its adoption and approval by the Board of Directors and (ii) the date of approval by the stockholders of the Company of the increased number of Shares available for awards under the Plan (the “Effective Date”).

Section 7.02.  Payments Net of Withholding.  Notwithstanding any other provision of the Plan, all transfers shall be net of any amount sufficient to satisfy all federal, state, and local withholding tax requirements, and shall also be net of all amounts owed by Participant to the Employer.

With respect to Shares granted to a Participant under this Plan, any required withholdings or reductions may be accomplished by any of the following methods (or any combination of the following methods), as determined by the Committee in its Sole Discretion: (i) the total number of Shares granted to the Participant may be reduced by a number of whole or fractional Shares (as determined by the Committee, in its Sole Discretion), the value of which will be applied to satisfy such withholdings or reductions, but if the value of the Shares so withheld exceeds the amount of such withholdings or reductions, such excess will be paid in cash to the Participant within 2 1/2 months after the date the withholding occurs; (ii) the amount of the withholdings or reductions may be withheld from other amounts payable to the Participant by the Employer, including, but not limited to, other compensation; (iii) the Participant may be required, as a condition precedent to transfer or release of the Shares, to make a payment to the Employer in an amount equal to the amount of the withholdings or reductions (e.g., by selling a sufficient number of Shares); or (iv) such other method or combination of methods as the Committee deems appropriate, in its Sole Discretion.

The Committee will have the right, in its Sole Discretion, to require, as a condition precedent to the transfer or release of any Shares granted under this Plan, that the transferee execute such agreements or documents (e.g., power of attorney) as the Committee deems necessary or appropriate.

Section 7.03.  Binding on Successors.  This Plan shall be binding upon all Participants, their respective heirs, and personal representatives, and upon the Employer, its successors, and assigns.

Section 7.04.  Adoption by Other Employers.  Any employer, corporation or other entity with employees now in existence or hereafter formed or acquired, which is not already an Employer under this Plan, and which is otherwise legally eligible, may in the future, with the consent and approval of the Company, adopt this Plan, and thereby, from and after the specified effective date, become an Employer under this Plan. However, the sole and absolute right to amend the Plan is reserved to the Company. It shall not be necessary for the adopting corporation or entity to sign or execute the original or the amended Plan documents. The administrative powers and control of the Company as provided in the Plan, including the sole right of amendment and of appointment and removal of the Committee, shall not be diminished by reason of the participation of any such adopting entity in this Plan.

Section 7.05.  Headings.  The headings used in this Plan are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions herein.

Section 7.06.  Notices.  Any notices or communications permitted or required to be given herein by any Participant, the Company, the Committee, the Employer, or any other person shall be deemed given either (i) when delivered, or (ii) three days after being placed in the United States mail in an envelope addressed to the last communicated address of the person to whom the notice is being given, with adequate postage thereon prepaid.

Section 7.07.  Severability.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions thereof, and the Plan shall be construed and enforced as if such provisions had not been included.

Section 7.08.  No Contract of Employment.  Nothing contained herein shall be construed to constitute a contract of employment between any employee and any employer. Nothing herein contained shall be deemed to give any employee the right to be retained in the employ of an employer or to interfere with the right of the employer to discharge any employee at any time without regard to the effect such discharge might have on the employee as a Participant under this Plan.

Section 7.09.  Certain Limitations.  In the event the Employer is subject to legal limitations on the payment of benefits, then benefit payments hereunder shall be reduced or eliminated, as the case may be, to comply with such legal limitations.

Section 7.10.  State Law.  This Plan and all agreements entered into under the Plan shall be governed, construed, administered, and regulated in all respects under the laws of the State of Delaware, without regard to the principles of conflicts of law, to the extent such laws are not preempted by the laws of the United States of America. Any action concerning the Plan or any agreement entered into under the Plan shall be maintained exclusively in the state or federal courts in Delaware.

Section 7.11.  Government and Other Regulations.  The obligation of the Company to grant or sell and deliver Shares under the Plan shall be subject to all applicable laws, rules, and regulations and such approvals by any governmental agencies as may be required, including, but not limited to, the effectiveness of a registration statement under the Securities Act of 1933, as amended, as deemed necessary or appropriate by legal counsel for the Company.

Section 7.12.  Nonexclusivity of the Plan.  The adoption of the Plan by the Board of Directors shall not be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable.

IN WITNESS WHEREOF, the Company has caused this third amended and restated Plan to be executed by a duly authorized officer on the   day of          , 2011, to be effective as of the Effective Date.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:

Name:

Title:

capacity, sign name and title. RESTRICTED AREA — SCAN LINE 3. Approve on an advisory basis the compensation of the Company’s named executive officers. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN ABSTAIN FOR AGAINST ABSTAIN 2. Approve an amendment to the Company’s Long-Term Incentive Plan. 4. Vote on an advisory basis on the frequency of an advisory vote on the compensation of the Company’s named executive officers. 5. Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2011. FOR Every Year FOR Every 2 Years FOR Every 3 Years FOLD AND DETACH HERE SPIRIT AEROSYSTEMS HOLDINGS, INC. The Board of Directors recommends a vote FOR the listed nominees, FOR Proposals 2, 3 and 5 and FOR Every 3 Years on Proposal 4. FOR ALL WITHHELD FOR ALL SPIRIT AEROSYSTEMS HOLDINGS, INC. ANNUAL MEETING PROXY CARD 1. Election of Directors: Nominees: 01 — Charles L. Chadwell 02 — Ivor Evans 03 — Paul Fulchino 04 — Richard Gephardt 05 — Robert Johnson 06 — Ronald Kadish 07 — Tawfiq Popatia 08 — Francis Raborn 09 — Jeffrey L. Turner 10 — James L. Welch EXCEPTIONS* (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below. *Exceptions ________________________ Please mark your votes as indicated in this example NOTE: Please sign exactly as name appears on your account. If the shares are registered in the names of two or more persons, each should sign. If acting as attorney, executor, trustee, or in another representative capacity, sign name and Signature Signature Date

Please keep this ticket to be admitted to the annual meeting. NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS TIME: PLACE: WHO MAY VOTE: 11:00 A.M. Eastern Time on Hyatt Regency Reston You may vote if you were a Tuesday, May 3, 2011 1800 Presidents Street stockholder of record at the close Reston, Virginia 20190 of business on March 11, 2011. By order of the Board of Directors Michelle A. Russell, Senior Vice President, General Counsel and Secretary Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2010 Annual Report are available at: http://bnymellon.mobular.net/bnymellon/spr FOLD AND DETACH HERE PROXY / VOTING INSTRUCTIONS SOLICITED BY THE BOARD OF DIRECTORS SPIRIT AEROSYSTEMS HOLDINGS, INC. ANNUAL MEETING OF STOCKHOLDERS MAY 3, 2011 Each signatory on the reverse side hereby appoints Michelle A. Russell and Tawfiq Popatia, and each of them, with the power of substitution, proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of Spirit AeroSystems Holdings, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 3, 2011 (the “Meeting”), and at any adjournment thereof, with respect to all of the proposals indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the Meeting, in accordance with and as described in the Notice and Proxy Statement for the Meeting. This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted in accordance with the recommendations of the Board of Directors of Spirit AeroSystems Holdings, Inc. on all the proposals referred to on the reverse side and in the discretion of the proxies on any other matters as may properly come before the Meeting. IMPORTANT: PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 RESTRICTED AREA — SCAN LINE RESTRICTED AREA — SIGNATURE LINE PRINT AUTHORIZATION To commence printing on this proxy card please sign, date and fax this card to: 201-369-9711 SIGNATURE:____________________ DATE:______________ (THIS BOXED AREA DOES NOT PRINT)